Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-128980

PROSPECTUS

                        NEWPORT INTERNATIONAL GROUP, INC.

                        11,155,674 shares of Common Stock

         This prospectus relates to periodic offers and sales of 11,155,674 shares of our common stock by the selling security holders, which includes:

         o        5,537,782 shares of common stock presently outstanding,

         o 4,233,334 shares of common stock underlying 12.5% convertible subordinated promissory debentures, including 846,667 shares of common stock which may be issued as interest, and

         o 1,654,558 shares of common stock underlying common stock purchase warrants.

         We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         For a description of the plan of distribution of these shares, please see page 54 of this prospectus.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "NWPO." On November 9, 2005 the last reported sale price for our common stock was $0.929 per share.
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         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about the risks of investing in our common stock.
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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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                The date of this Prospectus is November 14, 2005.

                               PROSPECTUS SUMMARY

         We sell software productivity tools and services to individuals and small and medium sized businesses. Our Spare line of software products are marketed to small office home office (SOHO), other small to medium businesses, and professionals. Spare Backup, which was launched in March 2005, is a fully automated remote-backup solution and the first online backup service specifically built for and marketed to small businesses and home office users. Spare Switch, which was launched in August 2005, enables users to complete the transfer of personal files from an old personal computer (PC) to a new PC via a high speed Internet connection without the need for transfer cables or other accessories.

         Our Conga line software products are Internet-based and focus on improving remote communications for the non-technical owners and managers of small and medium sized businesses. Sales for our Conga line of products represented all of our sales for the fiscal year ended December 31, 2004 and the six months ended June 30, 2005. Following the launch of Spare Backup we have substantially ceased all our marketing and development efforts for our Conga line of products and are focusing our efforts on our Spare product line.

         For the six months ended June 30, 2005 we reported revenues of $13,428 and a comprehensive loss of $(4,836,191). For the six months ended June 30, 2005 our net cash used in operating activities was $2,051,672. For the fiscal years ended December 31, 2004 and 2003 we reported revenues of $10,583 and $0, respectively. Our net loss for fiscal 2004 was $14,258,448 as compared to a net loss of $5,073,252 for fiscal 2003, and we reported a comprehensive loss of $24,256,974 for fiscal 2004 and $5,073,252 for fiscal 2003, respectively. At June 30, 2005 we had approximately $50,000 cash on hand and an accumulated deficit of $(34,534,112). The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph as to our ability to continue as a going concern as a result of our net losses and cash used in operations.

         We were incorporated in Delaware in December 1999. Our principal executive offices are located at 73061 El Paseo, Suite 202, Palm Desert, California 92260. Our telephone number at this location is (760) 779-0251. Our web sites are www.newport-international-group.com and www.sparebackup.com. The information which appears on our web sites is not part of this prospectus.

         When used in this prospectus, the terms "Newport International," " we," "our," and "us" refers to Newport International Group, Inc., a Delaware corporation, and our subsidiaries. All share and per share information contained herein gives proforma effect to the 1:20 reverse stock split of our common stock effective December 10, 2003.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE CONTINUING LOSSES MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         Our net loss for the six months ended June 30, 2005 was $(14,834,717), and we reported a comprehensive loss of $(4,836,191) for that period. Our net loss for fiscal 2004 was $14,258,448 as compared to a net loss of $5,073,252 for fiscal 2003, and we reported an accumulated other comprehensive loss of $24,256,974 and $5,073,252 for fiscal 2004 and 2003, respectively. At June 30, 2005 we had approximately $50,000 cash on hand and an accumulated deficit of $(34,534,112). The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph as to our ability to continue as a going concern as a result of our losses and cash used in operations.


         We have never generated sufficient revenues to fund our ongoing operations. Although subsequent to June 30, 2005 we have raised approximately $1.2 million in net proceeds through the sale of our securities, we are constantly evaluating our cash needs and existing burn rate, in order to make appropriate adjustments in operating expenses. Depending on our ongoing evaluation of cash needs, we may need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing future operations, or to refinance existing indebtedness. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our services successfully. The financial statements do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE RECENTLY CHANGED OUR PRODUCT FOCUS. WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT

         We launched our Conga line of products and services in 2004; during the three months ended June 30, 2005 we began focusing all of our efforts away from our original Conga line of products to concentrate on our new Spare line of software products. We had generated minimal revenues on the sales of our Conga line of products and as of June 30, 2005 we had not reported any revenues from sales of the Spare line of products. In addition to a very limited operating history upon which you may evaluate our operations and future prospects, this recent change in product focus as well as our limited insight into emerging trends that may affect our business may adversely affect our ability to successfully establish any brand recognition for our products. Our focus on Spare is the result of what we believe to be the best use of our available resources and limited personnel, and of our belief that this area will provide a greater opportunity for earlier returns on this technology as compared to video conferencing, the market segment in which Conga competes. There are no assurances that this change in strategy will be successful for our company. We face risks and uncertainties relating to our ability to implement our business plan successfully and you must consider these risks, uncertainties and difficulties in evaluating our potential for future profitability.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         We reported revenues of $10,583 and $0 for the fiscal years ended December 31, 2004 and 2003, respectively, and revenues of $13,428 for the six months ended June 30, 2005. All of these revenues were from sales of our Conga line of products. Following the launch of Spare Backup we have substantially ceased all our marketing and development efforts for our Conga line of products and are focusing our efforts on our Spare product line. We cannot guarantee either that the demand for our Spare line of software products will develop, that such demand will be sustainable or that we will ever effectively compete in our market segment. If we are unable to generate any significant revenues from our products and services our business, operating results, and financial condition in future periods will be materially and adversely affected and we may not be able to continue our business as presently operated.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

         Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses and have never generated sufficient revenue to fund our ongoing operations, we are dependent on our continued ability to raise working capital through the issuance of equity or debt to fund our present operations. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of our operations and any future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions. The actual amount of our future capital requirements, however, depends on a number of factors, including our ability to grow our revenues and manage our business.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. If we are unable to raise additional working capital as needed, our ability to continue our current business will be adversely affected and may be forced to curtail some or all of our operations.

POSSIBLE DECLINE IN VALUE OF SHARES OF LANGLEY PARK INVESTMENTS, PLC.

         At September 30, 2005 we held 3,242,420 ordinary shares of Langley Park Investments, PLC, which were received in July 2004 in exchange for shares of our common stock pursuant to a stock exchange agreement with that company. These shares are listed on the London Stock Exchange. At the date of the stock exchange agreement, the Langley investment shares were valued at $11.8 million. Based on the subsequent decline in the market price of these shares, we are reflecting as of June 30, 2005 that the investment has lost approximately $11.0 million in value. Under the terms of our agreement, we have no guarantees as to the price of the Langley Park ordinary shares and no right to receive additional shares based on the decline in the value of the investment. Until the shares are released from escrow, we account for the value attributable to such shares as a restricted investment in marketable securities which is reflected on our balance sheet as an asset. We believe that the fair value of this asset is impaired in during the six month ended June 30, 2005 we adjusted our carrying value to approximately $134,000. It is possible that the value of these shares may decline further in the future, in which event the value of our restricted investment will be reduced further, and the benefit to our financial position may be substantially reduced or eliminated. In addition, under the terms of the stock purchase agreement we have placed the 3,242,420 Langley Park ordinary shares in escrow as a downside price protection for Langley Park on the value of our shares of common stock issued in the transaction. These Langley Park ordinary shares will remain in the escrow account for up to two years from the July 2004 date of the transaction, subject to early termination upon the consent of the parties. If at the end of this two year period the average closing bid price of our common stock during the 10 trading days immediately preceding July 30, 2006 is below $2.01 per share, a proportion of the Langley Park ordinary shares will be returned to Langley Park in the same ratio as the average bid price is to $2.01. At October 11, 2005 the average closing bid price of our common stock for the preceding 10 trading days was $1.06. Accordingly, unless there is a significant increase in the trading price of our common stock, a portion of the Langley Park ordinary shares held in escrow could be returned to Langley Park. This would result in an increase in our stockholders' deficit based upon the then carrying value of the securities and we would be deprived from any cash we could generate from the sale of these securities.

OUR PRICING MODEL FOR OUR PRODUCTS AND SERVICES IS UNPROVEN AND MAY BE LESS THAN ANTICIPATED, WHICH MAY HARM OUR GROSS MARGINS.

         The pricing model of our products and services may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. Our pricing model depends on the duration of the agreement, the specific requirements of the order, purchase volumes, the sales and service support and other contractual agreements. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

WE GRANTED THE PURCHASERS OF SHARES OF OUR COMMON STOCK CERTAIN PUT OPTION RIGHTS. IF THE PUTS ARE EXERCISED, OR IF WE ARE ULTIMATELY REQUIRED TO HONOR CERTAIN PUT OPTIONS THAT HAVE BEEN RECENTLY REPUDIATED BY THE PURCHASERS, OUR RESULTS OF OPERATIONS IN FUTURE PERIODS WILL BE ADVERSLY AFFECTED.

         In connection with the sales of shares of our common stock to Robinson Reed, Inc. and First Capital Holdings International, Inc. as described later in this prospectus under "Management's Discussion and Analysis or Results of Operations - Capital Raising Activities," we have granted these purchases a put option covering the shares of stock purchased from us which ends on January 19, 2007. As described later in this prospectus, a dispute has arisen regarding this put option which may result in litigation between the parties. If the put option is exercised in full, we could be required to either pay the holders $2,500,000 in cash, or issue them a convertible promissory note with a conversion price less than the then market value of our common stock. If we satisfy the put option in cash, assuming we had sufficient cash to pay the amount due, our working capital would be proportionality reduced at a time when we might need the funds to pay our ongoing obligations and we could have difficulty in raising additional capital. If we issue the convertible note and the note was converted, we would be required to issue a presently undeterminable number of unregistered shares of our common stock at an effective price below the then current market value of our common stock, as to which the purchaser would have the right to demand registration. This would result in not only an expense to us, but ultimately could be dilutive to our stockholders and could adversely affect our ability to fund our ongoing operations.

THE EXERCISE OF OUTSTANDING WARRANTS AND THE CONVERSION OF OUTSTANDING NOTES WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

         As of September 30, 2005 we had the following securities which are convertible or exercisable into shares of our common stock were outstanding:

         o common stock purchase warrants to purchase a total of 5,174,169 shares of our common stock at prices ranging between $0.375 to $1.49 per share;

         o 2,949,421 shares of our common stock issuable upon the possible conversion of the outstanding $1,106,033 principal amount 8% promissory notes due March 1, 2006,

         o 1,693,333 shares of our common stock issuable upon the possible conversion of the outstanding $635,000 principal amount 12.5% convertible subordinated promissory debentures, and

         o 11,574,359 shares of our common stock issuable upon exercise of outstanding options with exercise prices ranging from $.02 to $2.50.

         We have included 2,943,376 shares of our common stock underlying certain of these outstanding warrants and the shares of our common stock underlying the 12.5% convertible subordinated promissory debentures in the registration statement of which this prospectus is a part. The exercise of these warrants and the conversion of the notes may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

OUR QUARTERLY FINANCIAL RESULTS WILL CONTINUE TO FLUCTUATE MAKING IT DIFFICULT TO FORECAST OUR OPERATING RESULTS.

         Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including

         - the announcement or introduction of new services and products by us and our competitors;

         - our ability to upgrade and develop our products in a timely and effective manner;

         - our ability to retain existing customers and attract new customers at a steady rate, and maintain customer satisfaction;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -  government regulation; and

         - general economic conditions and economic conditions specific to development and marketing of software products, the market acceptance of new products offered by us, our competitors and potential competitors.

         Our limited operating history and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectations of investors, our stock price will likely decline significantly.

BECAUSE WE EXPECT TO CONTINUE TO INCUR NET LOSSES, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY AND THE PRICE OF OUR STOCK MAY DECLINE.

         We have incurred net losses quarterly from inception through June 30, 2005, and we expect to continue to incur net losses for the foreseeable future. Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures, unforeseen operating expenses or investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

         o Achieve broad customer adoption and acceptance of our products and services;
         o  Successfully raise additional capital in the future;
         o Successfully integrate, leverage and expand our product distribution;
         o  Successfully scale our current operations;
         o  Implement and execute our business and marketing strategies;
         o Address intellectual property rights issues that effect our business;
         o Develop and maintain strategic relationships to enhance the development and marketing of our existing and new products and services; and
         o  Respond to competitive developments in the software industry.

         We might not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY BE LIABLE OR ALLEGED TO BE LIABLE TO THIRD PARTIES FOR SOFTWARE AND OTHER CONTENT THAT WE DISTRIBUTE OR MAKE AVAILABLE TO OUR CUSTOMERS.

         We may be liable or alleged to be liable to third parties software and other content that we distribute or make available to our customers:

         o If the content or the performance of our services violates third party copyright, trademark, or other intellectual property rights;
         o If our customers violate the intellectual property rights of others by providing content trough our services; or
         o If content shared or distributed through our software and services is deemed obscene, indecent, or defamatory.

         Any alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention which could have an adverse effect on our business, results of operations and financial condition. We anticipate require our customers to hold us harmless from claims arising from their failure to have the right to distribute software and other content through our software and services for that purpose. However, customers may contest this responsibility or not have sufficient resources to defend claims and we have limited insurance coverage for claims of this nature.

         We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage or any alleged liability could harm our business.

         We cannot assure you that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we can not assure you that we will have adequate insurance coverage or that royalty or licensing agreements will be available on terms acceptable to us or at all.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2004. We have not yet begun evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm attest to, our internal controls as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ending December 31, 2006.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of Sarbanes-Oxley Act of 2002, there is a risk that we will not comply with all of the requirements imposed by this rule. At present, there is no precedent available with which to measure compliance adequacy. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

         In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or adverse audit opinion on those financial statements which could also adversely affect the market price of our common stock and our ability to secured additional financing as needed.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

         Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we recently adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently only have one independent director. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

OUR SUCCESS IS DEPENDENT ON THE PERFORMANCE AND RETENTION OF OUR CHIEF EXECUTIVE OFFICER AND KEY EMPLOYEES.

         Our business and operations are substantially dependent on the performance of our executive officers and key employees, including Cery B. Perle, all of whom are employed on an at-will basis and have worked together for only a relatively short period of time. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE FOUND TO INFRINGE ON PROPRIETARY RIGHTS OF OTHERS, WHICH COULD HARM OUR BUSINESS

         Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property.

         In addition, we could be subject to intellectual property infringement claims by others. Claims against us, and any resultant litigation, should it occur in regard to any of our services and applications, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims. Further, we plan to offer our services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

COMPETITION MAY DECREASE OUR MARKET SHARE, REVENUES, AND GROSS MARGINS.

         We face intense and increasing competition in the web-base backup solutions market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for web-based storage solutions, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

         o  Service functionality, quality and performance;
         o  Ease of use, reliability and security of services;
         o Establishing a significant base of customers and distribution partners;
         o  Ability to introduce new services to the market in a timely manner;
         o  Customer service and support; and
         o  Pricing.

         Our primary competitors are various Internet-based backup providers broadcasters, such as Connected.com, Novastar, Livevault, and backup.com. These company provide services similar to ours and each have to various degrees a market presence. We also compete with providers of traditional backup technologies, such as Veritas.

         Substantially all of our competitors have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

RESULT IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES AND APPLICATIONS.

         The technology underlying services and applications are complex and include software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our services and applications are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for communications management, any interruptions could:

         o  Damage our reputation;
         o  Cause our customers to initiate product liability suits against us;
         o  Increase our product development resources;
         o  Cause us to lose revenues; and
         o  Delay market acceptance of our services and applications.

         Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

         Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

         Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party tele-communications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

         Our computer and communications infrastructure is located at a single leased facility in California. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Delaware law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common stockholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED. BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTCBB under the symbol NWPO. The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. All information contained in the following table gives proforma effect to the 1:20 reverse stock split of our common stock effective December 10, 2003.

Fiscal 2003
                                                      High              Low

January 1, 2003 through March 31, 2003                $4.00             $1.00
April 1, 2003 through June 30, 2003                   $9.00             $0.80
July 1, 2003 through September 30, 2003               $3.00             $0.20
October 1, 2003 through December 31, 2003             $1.25             $0.35

Fiscal 2004

January 1, 2004 through March 31, 2004                $2.45             $1.75
April 1, 2004 through June 30, 2004                   $2.45             $1.20
July 1, 2004 through September 30, 2004               $2.95             $1.20
October 1, 2004 through December 31, 2004             $3.25             $0.40

Fiscal 2005

January 1, 2005 through March 31, 2005                $1.65             $0.40
April 1, 2005 through June 30, 2005                   $0.60             $0.34
July 1, 2005 through September 30, 2005               $1.55             $0.44

         On November 9, 2005, the last sale price of our common stock as reported on the OTCBB was $0.929. As of September 30, 2005, there were approximately 190 record owners of our common stock.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2002 Stock Option and Stock Award Plan and any compensation plans not previously approved by our stockholders as of December 31, 2004.

                              Number of       Weighted     Number of
                              securities to   average      securities remaining
                              be issued upon  exercise     available for future
                              exercise of     price of     issuance under equity
                              outstanding     outstanding  compensation plans
                              options,        options,     (excluding securities
                              warrants        warrants     reflected
                              and rights      and rights   in column (a))
                              (a)             (b)          (c)
                              --------------  -----------  ---------------------
Plan category

2002 Stock Option and
Stock Award Plan                6,574,333        $1.51          5,425,667

Equity compensation plans
not approved by stockholders       none           none             none

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial information has been derived from the consolidated financial statements that are included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                        Six Months Ended                 Fiscal Year Ended
                                                            June 30,                        December 31,
                                                            --------                        ------------
                                                     2005             2004             2004             2003
                                                     ----             ----             ----             ----
                                                          (unaudited)
Revenues ....................................    $     13,428     $      3,390     $     10,583     $          0
Total operating expenses ....................       2,562,087        2,203,110        6,808,021        5,036,453
Operating loss ..............................      (2,548,659)      (2,199,720)      (6,797,438)      (5,036,453)
Total other expenses, net ...................     (12,286,058)      (3,942,292)       7,461,010           36,799
Net loss ....................................    $(14,834,717)    $ (6,142,012)    $(14,258,448)    $ (5,073,252)
Unrealized loss on restricted investment ....               -                -       (9,998,526)               0
Comprehensive loss ..........................    $ (4,836,191)    $ (6,142,012)    $(24,256,974)    $ (5,073,252)
Basic and diluted net loss per common share .    $      (0.55)    $      (0.54)    $      (0.81)    $      (0.45)
Basic and diluted weighted average common
         shares outstanding .................      26,941,846       11,356,923       17,608,577       11,169,343

BALANCE SHEET DATA:
                                                June 30, 2005     December 31,
                                                 (unaudited)          2004
                                                 -----------      ------------

Working capital (deficit) ...................    $   (969,002)    $  1,226,550
Current assets ..............................    $     74,687     $  1,851,898
Total assets ................................    $  1,222,884     $  3,978,891
Current liabilities .........................    $  1,043,689     $    625,348
Total liabilities ...........................    $  1,162,758     $  1,694,773
Common stock subject to put .................    $  5,000,000     $  5,000,000
Total stockholders' deficit .................    $ (4,939,874)    $ (2,715,882)

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2005. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                               June 30, 2005
                                                                (unaudited)
                                                               -------------
         Long-term liabilities, including convertible
         promissory notes net of discount of $533,162 .......  $    119,069

         Common stock subject to put ........................     5,000,000

         Preferred stock, $0.0001 par value, 5,000,000 shares
         authorized, none issued and outstanding ............             0
         Common stock, $0.001 par value, 150,000,000 shares
         authorized, 27,489,251 issued and outstanding ......        27,489
         Additional paid in capital .........................    34,566,749
         Accumulated deficit ................................   (34,534,112)
         Common stock subject to put ........................    (5,000,000)
                                                               ------------
                  Total stockholders' (deficit) .............    (4,939,874)
                                                               ------------

         Total capitalization ...............................  $    179,195

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         We were originally formed in December 1999 to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. In October 2000, we completed a business combination with Conservation Anglers Manufacturing, Inc., a real estate holding and development company. As a result of the transaction with Conservation Anglers Manufacturing, Inc. we became a real estate holding company that intended to specialize in large-scale commercial, industrial and residential mixed-use property development. At the time of the transaction with Conservation Anglers Manufacturing, Inc. we did not own any real estate and our activities were limited to securing acquisition financing for a projects that we proposed to acquire and develop. Unable to conclude our business strategy to be a real estate holding and development company, in February 2004, we closed a merger with Grass Roots Communications Inc., a development stage company. As a result of the transaction with Grass Roots which resulted in a change of control of our company. The acquisition of Grass Roots was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as Grassroots as the acquiror. The results of operations discussed below represent the operations of Grassroots through February 9, 2004. The results of operations subsequent to that date reflect the consolidated operations of Grassroots and Newport. The equity section of the balance sheet and our net loss per share have been retroactively restated to reflect the reverse acquisition.

PLAN OF OPERATION

         Over the course of the next 12 months, we intend to raise additional operating capital, execute our business plan and focus our business development efforts in the following three key areas:

         o By enabling our customers to secure their files and documents more effectively through the use of web-based backup services,

         o By diversifying our product and service offerings to enhance the usefulness of our solutions for customers who will have already adopted one or more products;

         o By developing partnering relationships with wide-ranging sales and distribution channel leaders already serving our vertical market space in a way that assists them in developing new revenue streams and opportunities for additional sales and that also reduces their dependency on low margin products that may already be in the final stages of their product lifecycle.

         We have substantially ceased all our marketing and development efforts for our Conga line of products operated by Grassroots. During March 2005 we launched Spare Backup, our fully automated online backup service. Subsequent to June 30, 2005 we have established a reseller network and entered into reseller agreements with six companies, including Hewlett-Packard and CompUSA. In July 2005 we received our first purchase order from CompUSA. In August 2005 we launched our Spare Switch software. We are now focusing all our marketing and development efforts on our Spare software line which we believe will constitute a substantial portion of our revenues and operating expenses in the future. Our focus on Spare is the result of what we believe to be the best use of our available resources and limited personnel and of our belief that this area will provide a greater opportunity for earlier returns on this technology as compared to video conferencing. We may refocus certain of our marketing and development efforts back to our Conga line of products in future periods at such time as we have sufficient available resources to devote to these products and if we determine we can effectively compete in this product area.

         During the three months ended June 30, 2005 we reduced our headcount. This reduction in headcount will provide for reduced costs of operations in the foreseeable future. As the demand for our products and services increases, we intend to add personnel who will primarily focus in the areas of customer service and quality monitoring, as well as administrative functions to support growing operations. If we are able to raise sufficient capital, we also intend to invest in core technology research and product development as well as sales and marketing personnel.

GOING CONCERN

         We have generated minimal revenue since our inception on June 12, 2002, and have incurred net losses of approximately $34.5 million, of which approximately $27.0 million resulted from stock-based transactions and impairment of Langley Park ordinary shares discussed elsewhere herein, since inception through June 30, 2005. As a result, our current operations are not an adequate source of cash to fund future operations. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses and cash used in operations. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate profitable operations in the future. We plan to continue to provide for our capital requirements through the sale of equity securities and debt, however, we have no firm commitments from any third party to provide this financing and we cannot assure you we will be successful in raising working capital as needed. There are no assurances that we will have sufficient funds to execute our business plan, pay our obligations as they become due or generate positive operating results.

CRITICAL ACCOUNTING POLICIES

         A summary of significant accounting policies is included in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about the company's operating results and financial condition.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         We account for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. We account for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

         We account for our investment in equity securities pursuant to Statement of Financial Accounting Standards ("SFAS") No.115. This standard requires such investments in equity securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for investments in available-for-sale equity securities and investments in trading equity securities be recorded as a component of stockholders' equity and statement of operations, respectively. Furthermore, it provides that if factors leads us to determine that the fair value of certain financial instruments is impaired, that we should adjust the carrying value of such investments to its fair value.

RESULTS OF OPERATIONS

SIX MONTH PERIOD ENDED JUNE 30, 2005 AS COMPARED TO THE SIX MONTH PERIOD ENDED JUNE 30, 2004

                                                                               Increase/          Increase/
                                   Six Months Ended    Six Months Ended       (Decrease)         (Decrease)
                                     June 30, 2005       June 30, 2004      $ 2005 vs 2004     % 2005 vs 2004
                                   ----------------    ----------------     --------------     --------------
Revenues ....................        $    13,428         $     3,390         $    10,038           296.1%

Operating expenses:
  Research and development ..            331,148             361,057             (29,909)          (8.3)%
  Sales, general and
   administrative ...........          2,230,939           1,842,053             388,886            21.1%
                                     -----------         -----------         -----------           ------

     Total operating expenses          2,562,087           2,203,110             358,977            16.3%

     Operating loss .........         (2,548,659)         (2,199,720)            348,939            15.9%

  Other expenses ............           (172,929)                  -             172,929             100%
  Unrealized loss-transfer of
   available for sale
   securities to trading
   securities ...............         (4,999,263)                  -          (4,999,263)            100%
  Realized loss on restricted
   trading ..................         (5,777,843)                  -          (5,777,843)            100%
  Unrealized loss - trading
   securities ...............           (270,384)                  -            (270,384)            100%

  Interest expense ..........         (1,065,639)         (3,942,292)         (2,876,653)           (73)%
                                     -----------         -----------         -----------           ------
  Total other expenses, net .        (12,286,058)         (3,942,292)          8,343,766             212%

Net loss ....................        (14,834,717)         (6,142,012)          8,692,705             141%

Transfer of previous
 unrealized loss on
 restricted investment ......          4,999,263                   -           4,999,263             100%

Transfer of
 available-for-sale
 securities to trading
 securities .................          4,999,263                   -           4,999,263             100%
                                     ===========         ===========         ===========           ======
Comprehensive loss                   $(4,836,191)        $(6,142,012)        $(1,305,821)           (21)%


REVENUES

         For the six months ended June 30, 2005 we reported revenues of $13,428 as compared to revenues of $3,390 for the six months ended June 30, 2004, an increase of $10,038 or approximately 296%. Revenues recognized during the six-months ended June 30, 2005 and 2004 consisted of monthly licensing fees generated from our Conga product offerings launched during 2004. As discussed earlier in this section, as a result of our focus on Spare product line, we believe that our revenues from our Conga offerings will decrease in the future and that our revenues from our Spare product line will constitute the majority of our revenues in future periods.

RESEARCH AND DEVELOPMENT

         Research and development expenses consist primarily of compensation expenses paid to our software engineer employees and consultants. Our research and development expenses for the six-month period ended June 30, 2005 were $331,148 as compared to $361,056 for the six months ended June 30, 2004, a decrease of $29,909 or approximately 8%. We believe our research and development expenses will remain at same level for the foreseeable future.

SALES, GENERAL AND ADMINISTRATIVE EXPENSES

         Sales, general and administrative expenses consist primarily of salaries and related expenses paid to our employees and contractors, as well as advertising expenses. Our sales, general and administrative expenses were $2,230,939 for the six months ended June 30, 2005 as compared to $1,842,053 for the six months ended June 30, 2004, an increase of $388,886 or approximately 21%. The increase in sales, general and administrative expenses during the six-month period ended June 30, 2005 is primarily due to advertising fees we have incurred in connection with the launch of Spare Backup as well as legal fees incurred in connection with our earlier registration statement filed with the SEC which was declared effective in May 2005, and legal fees incurred in connection with the Robinson Reed transaction. We did not have comparable costs in the six months ended June 30, 2004. We believe that our advertising expenses will increase by at least $100,000 and that our legal fees may increase by between $100,000 and $200,000 during 2005. While we have reduced our compensation costs during the first half of 2005, such costs may increase proportionally to an increase of our revenues.

TOTAL OTHER EXPENSES, NET

         Our total other expenses, net for the six months ended June 30, 2005 was $12,286,058 as compared to $3,942,292 for the comparable six month period in fiscal 2004, an increase of $8,343,766 or approximately 212%. Included in this increase is the following:

         o an increase of $172,929 in other expenses which consisted primarily of $133,000 related to the fair value of shares issued pursuant to penalties associated with the failure to timely file an earlier registration statement and for loss on disposition of property and equipment for which we reported no comparable expenses during the six months ended June 30, 2004,

         o a one-time unrealized loss-transfer of available-for-sale securities to trading securities of $4,999,263. As described later in this section under Capital Raising Transactions, a portion of the ordinary shares of Langley Park we own was used as collateral for the put option granted to Robinson Reed and First Capital. For the fiscal year ended December 31, 2004 we recognized an unrealized loss on restricted investment of $9,988,526 which represented the decline in the value of all the ordinary shares of Langley Park we owned, including that portion used as collateral for the put we granted Robinson Reed and First Capital. To help fund our on-going operations and to help defray future legal expenditures we may incur related to litigation which Robinson Reed and First Capital Holdings International have threatened to bring against our company, in July 2005 we sold 50% of our investment in Langley

Park resulting in proceeds to us of approximately $640,000. During the three months ended June 30, 2005 we determined to account for this investment as an investment in trading equity securities instead of an investment in equity securities available-for-sale as a result of our intent to sell that portion of the Langley Park ordinary shares. Accordingly, during the three months ended June 30, 2005 we transferred an unrealized loss of $4,999,263, which represented that portion of the unrealized loss on restricted investment we had recognized in fiscal 2004 which was attributable to the shares initially used as collateral for the put, from other comprehensive loss to unrealized loss. This is reflected on our income statement as an expense of $4,999,263 under Total other expenses, net, and an income of $4,999,263 under transfer of available-for-sales securities to trading securities,

         o a one time realized loss on restricted investment of $5,777,843 which reflects an other-than temporary impairment of the carrying value of the Langley Park ordinary shares held in escrow, and

         o an unrealized loss on trading securities of $270,384 which represents a decline in the market value during the period of that portion of Langley Park ordinary shares owned by us which had been used as collateral for the put option, offset by a decrease of $2,876,653, or approximately 73%, in interest expense for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004. Interest expense consists primarily of interest recognized in connection with the settlement of pre-merger obligations as well as amortization of debt discount and interest on our convertible promissory notes. The decrease in interest expense during the six-month period ended June 30, 2005 is primarily due to the recognition of interest expense of $3.4 million in connection with the settlement of pre-merger obligations in February 2004 for which there were no comparable expenses during the six months ended June 30, 2005. The interest expense associated with the settlement of pre-merger obligations result from the issuance of shares of our common stock valued at approximately $4.0 million in consideration for the payment of $600,000 of pre-merger obligations.

UNREALIZED LOSS ON RESTRICTED INVESTMENT

         We reported an unrealized loss on restricted investment of $270,384 for the six months ended June 30, 2005 for which no comparable expense occurred during the six months ended June 30, 2004. Unrealized loss on restricted investment represented the difference between the carrying value and the market value of the ordinary shares of Langley Park used as collateral for the put option.

FISCAL 2004 AS COMPARED TO FISCAL 2003

                                                                               Increase/           Increase/
                                                                              (Decrease)          (Decrease)
                                         2004                 2003          $ 2004 vs 2003      % 2004 vs 2003
                                     ------------         -----------       --------------      --------------
Revenues ....................        $     10,583         $         -         $   10,583               NM

Operating expenses:
  Research and development ..             722,113             440,770            281,343               64%
  Sales, general and
   administrative ...........           6,085,908           4,595,683          1,490,225               32%
                                     ------------         -----------         ----------              ---

     Total operating expenses           6,808,021           5,036,453          1,771,568               35%

     Operating loss .........          (6,797,438)         (5,036,453)         1,760,985               35%

  Other expenses ............              37,963              27,030             10,933               NM
  Settlement with
   stockholders .............           2,775,000                   -          2,775,000               NM
  Other income ..............              (6,375)             (1,940)             4,435              229%
  Interest expense ..........           4,654,422              11,709          4,642,713               NM
                                     ------------         -----------         ----------              ---
  Total other expenses, net .           7,461,010              36,799          7,424,211               NM

Net loss ....................        $(14,258,448)        $(5,073,252)        $9,185,196              181%
                                     ============         ===========         ==========              ===

*NM:  Not meaningful

REVENUES

         We have generated minimal revenues since inception. Revenues recognized during 2004 consists of monthly licensing fees generated from our GRC Live product offerings launched during 2004.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses consists primarily of compensation expenses paid to our software engineers employees and consultants. The increase in research and development expenses of approximately $280,000 during 2004 is primarily due a larger number of software engineers hired in 2004 to develop and enhance our product offerings.

SALES, GENERAL  AND ADMINISTRATIVE EXPENSES

         Sales, general, and administrative expenses consists primarily of salaries and related expenses paid to our sales and administrative employees and contractors. Our sales, general and administrative expenses during 2004 increased by approximately $1.5 million when compared to 2003. The increase in sales, general, and administrative expenses during 2004 is primarily due to consulting services rendered in connection with a share-exchange agreement for a total consideration of $1.6 million.

SETTLEMENT WITH STOCKHOLDERS

         Settlement expense with stockholders consists of the fair value of the shares issued pursuant to a settlement agreement with existing stockholders. The increase in settlement with stockholders during 2004 consists primarily of the fair value of the shares issued in November 2004 pursuant to a settlement agreement with existing stockholders. There was no such settlement in 2003.

OTHER EXPENSES

         Other expenses consist primarily of the fair value of shares issued pursuant to penalties associated with the failure to timely file the registration statement and loss on disposition of property and equipment. The increase in other expenses during 2004 consists primarily of the fair value of the shares issued in December 2004 offset by a loss on disposition of property and equipment which occurred in 2003. There were no such shares issued in 2003. There were no disposition of property and equipment in 2004.

LIQUIDITY AND CAPITAL RESOURCES

         We have generated minimal revenues since inception. At June 30, 2005 we had a working capital deficit of $(969,002) and an accumulated deficit of $(34,534,112).

         Net cash used in operating activities for the six months ended June 30, 2005 was $2,051,672 as compared to net cash used in operating activities of $1,257,957 for the six months ended June 30, 2004. Included in this increase $793,715 in fiscal 2005 from the comparable period in fiscal 2004 is the following:

         o an increase in our net loss of $8,692,705,

         o a realized loss on restricted investment of $5,777,843 which reflects an other-than temporary impairment of the carrying value of the Langley Park ordinary shares held in escrow for which no comparable expenses occurred during the six months ended June 30, 2004,

         o an unrealized loss-transfer of available-for-sale securities to trading securities of $4,999,263 resulting from the change of classification of the Langley Park ordinary shares used as collateral for the put option for which no comparable expenses occurred during the six months ended June 30, 2004,

         o an unrealized loss - trading securities of $270,384 which represents a decline in the market price of a portion of the Langley Park ordinary shares used as collateral for the put option for which no comparable expense occurred during the six months ended June 30, 2004,

         o an increase of $771,207 of amortization of debt discount which relates to the 8% promissory notes in the remaining aggregate principal amount of $1,582,218 issued in between October 2003 and March 2004 which are due in March 2006 and the 12.5% secured convertible debentures in the aggregate principal amount of $635,000 issued in March 2005 due in March 2007. The aggregate debt discounts are being amortized over the respective term of the notes,

         o a gain of $10,125 on excess of fair value of shares issued upon conversion of convertible promissory notes. During the six months ended June 30, 2005 an 8% promissory note holder converted two notes and accrued interest of approximately $154,000 into 410,947 shares of our common stock valued at $164,000. The excess of the fair value of the shares of our common stock issued upon this conversion over the carrying value, which totaled $10,125, was recorded as interest expense in the accompanying statements,

         o a decrease of $3,482,382 in the value of shares issued in connection with the settlement of pre-merger obligations which represents shares of common stock we issued in fiscal 2004 following the transaction between Grass Roots and our company for which there were no comparable transactions during the six months ended June 30, 2005,

         o an increase of $37,754 in the fair value of shares of common stock issued as payment of interest on promissory notes as a result of issuances of additional debt securities,

         o $132,851 which represents the fair value of shares of our common stock we issued as a penalty for our failure to timely file with the SEC our earlier registration statement in accordance with the terms of the purchase agreement related to the securities. We did not have a comparable expense during the six months ended June 30, 2004,

         o an increase of $10,318 in depreciation expense as a result of additional property and equipment purchased since June 30, 2004,

         o an increase of $84,206 in amortization of deferred financing costs as a result of the issuance of the 12.5% convertible secured debentures issued in March 2005,

         o a decrease of $215,808 in the fair value of stock options issued to employees and consultants for services rendered as a result of the issuance of a fewer number of options.

         o a decrease of $120,560 in the value of common stock issued to consultants for services rendered as a result in the reduction in the use of consultants,

         o a decrease of $194,000 in the value of common stock issued in connection with note payable for which there was no comparable transaction in fiscal 2005.

         o a decrease of $23,400 in changes in operating assets and liabilities due from related party as a result of the reimbursement of due from related parties in early 2004,

         o a decrease of $96,244 in accounts payable and accrued expenses as a result of a one-time receipt of $125,000 from a distributor during the six-month ended June 30, 2004,

         o an increase of $1,200 in accrued interest on note, and

         o a decrease of $63,767 in accrued interest on convertible promissory notes as a result of the satisfaction of the 10% secured notes during the first quarter of fiscal 2005.

         Net cash provided by investing activities was $61,726 for the six months ended June 30, 2005 as compared to net cash used in investing activities of $28,850 for the six months ended June 30, 2004. This change is the result of $153,925 we received from the sale of Langley Park ordinary shares and proceeds from a note receivable during the six months ended June 30, 2005 which was offset by a decrease of $16,196 in cash we received in connection with our acquisition of Grass Roots in fiscal 2004 and an increase of $47,153 in cash used to purchase property and equipment.

         Net cash provided by financing activities was $367,860 for the six months ended June 30, 2005 as compared to $1,226,912 for the six months ended June 30, 2004. The decrease is primarily attributable to a reduction in the net proceeds we received from capital raising transactions during the six months ended June 30, 2005 as compared to the six months ended June 30, 2004. During the six-month period ended June 30, 2005, we received gross proceeds of $635,000 from the issuance of convertible promissory notes. These proceeds were used to fund our operations. During the six months ended June 30, 2005 we also satisfied the remaining $325,000 10% secured notes through the payment of $265,000 in cash and the issuance of 75,000 shares of our common stock. During the six-month period ended June 30, 2004, we funded our operating activities of approximately $1.3 million, the satisfaction of pre-merger obligations of $250,000 and the payment of financing costs of approximately $140,000 by using the proceeds resulting from the issuance of convertible promissory notes amounting to $1.4 million and by receiving advances from stockholders amounting to $225,000.

         Our current operations do not provide sufficient revenue to fund our operating expenses. To fund our cash requirements, historically we have relied on private placement issuances of equity and debt financing instruments. Notwithstanding that subsequent to June 30, 2005 we have received orders for Spare Backup which should increase our revenues during the balance of fiscal 2005, we will need to raise additional working capital over the course of the next 12 months to fund our current level of operations and enable us to meet our obligations as they become due. In addition to cash necessary to fund our ongoing operations, during the next 12 months we will require cash to satisfy 8% promissory notes in the remaining aggregate principal amount of $1,582,218 which are due in March 2006 unless the note holders convert those notes into equity of which there are no assurances. During the three months ended June 30, 2005 our subsidiary, Grass Roots, was advised that an arbitrator in a proceeding conducted in San Diego, California awarded a consultant to Grass Roots a sum representing base salary for the designated representative of the consultant of $75,000 as damages and unpaid employment compensation of $6,250. The arbitrator ruled, however, that all other claims for compensation by the consultant, including unpaid vacation pay, stock options and stock awards, were rejected. We intend to attempt to negotiate a definitive settlement with the plaintiff.

Depending upon the outcome of these negotiations, Grassroots, one of our subsidiaries, may need additional working capital to fund the payment of the arbitration award. Finally, we may require up to $4,500,000 to satisfy the cash value of the put obligation to Robinson Reed and First Capital, and may face additional damages in the event of an unfavorable outcome to any litigation with them. We are anticipating that our legal expenses may increase during the balance of fiscal 2005 related to litigation which has been threatened by Robinson Reed and First Capital as described later in this section under Capital Raising Transactions.

         To help fund our on-going operations and to help defray future legal expenditures we may incur related to threatened litigation brought by Robinson Reed and First Capital Holdings International, in July 2005 we sold 50% of our investment in Langley Park resulting in proceeds to us of approximately $640,000. We are also seeking to raise additional working capital through the sale of securities in a private placement. There can be no assurance, however, that such financing will be available to us or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern.

CAPITAL RAISING TRANSACTIONS

         Following is a description of certain transactions we have engaged in to provide working capital for our company.

         8% PROMISSORY NOTES

         Between October 2003 and March 2004 we sold an aggregate of $1,835,343 principal amount 8% promissory notes resulting in gross proceeds to us of $1,835,343. We issued the holders of the convertible promissory notes five year common stock purchase warrants to purchase aggregate of 2,621,875 shares of our common stock which were initially exercisable at exercise prices ranging from $0.75 to $1.25 per share. Presently there are $1,582,218 principal amount of these notes outstanding. The notes were initially convertible into shares of our common stock, at anytime, at the option of the holder at a conversion price of $0.75 per share, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.75 per share. The principal balance and unpaid accrued interest on the promissory notes is due March 1, 2006. The interest is payable beginning March 31, 2004 and every three months thereafter, until maturity. Interest is payable in cash or in shares of common stock at our option. Interest paid in common stock is convertible using the 10-day average closing bid price of the stock prior to the end of the quarter. Each occurrence of interest not paid within 30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and the exercise price of the related warrants. The remaining terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants." As a result of the sale of our 12.5% convertible promissory debenture described below, the exercise price of the warrants to purchase an aggregate of 1,851,875 shares of our common stock and the conversion price of the 8% promissory notes were reduced to $0.375 per share.

         LANGLEY PARK TRANSACTION

         In July 2004, we issued 5,882,352 shares of our common stock to Langley Park Investments PLC in exchange for 6,484,840 ordinary shares of Langley Park. Langley Park's ordinary shares are quoted on the London Stock Exchange and the shares we acquired in the transaction are freely saleable by us, subject to the escrow provisions described below. Langley Park has agreed not to sell or otherwise dispose of our shares of common stock it acquired for a period of two years from the date of the transaction. At the time of issuance, we recorded the cost of the investment at the market value of our shares of common stock exchanged which was approximately $11.8 million. The decrease in the carrying and the fair value of this investment of approximately $10.4 million as of June 30, 2005 has been included as accumulated other comprehensive loss in stockholders' equity in our financial statements appearing elsewhere in this prospectus.

         We have placed 3,242,420 of the Langley Park ordinary shares we acquired in an escrow account as a downside price protection for Langley Park. These shares will remain in an escrow account for up to two years, subject to early termination upon the consent of the parties. If at the end of this two year period the average of the 10 closing bid prices per share of our common stock during the 10 trading days immediately preceding July 30, 2006 is below $2.01, a proportion of the Langley Park ordinary shares held in escrow will be returned to Langley Park in the same ratio as the average bid price is to $2.01.

         In connection with the Robinson Reed - First Capital Holdings transaction described below, we had also placed the remaining 3,242,420 ordinary shares in escrow as collateral for the put option we granted those purchasers, which have since been repudiated. In July 2005, to help fund our on-going operations and to help defray future legal expenditures we may incur related to threatened litigation brought by Robinson Reed and First Capital Holdings International we sold those shares resulting in proceeds to us of approximately $640,000.

         ROBINSON REED - FIRST CAPITAL HOLDINGS INTERNATIONAL TRANSACTION

         On August 27, 2004, we entered into a Common Stock and Warrant Purchase Agreement with Robinson Reed, Inc. pursuant to which we agreed to sell up to 5,000,000 shares of our common stock at a price per share equal to 85% of the average of the reported bid prices of our common shares for the 10 trading days prior to the separate closings contemplated by the agreement, but not greater than $1.60 per share. Under the terms of this agreement, as amended, we sold Robinson Reed, Inc. 1,000,000 shares at a purchase price of $1.39 per share, 1,000,000 shares at a purchase price of $1.44 per share, and 250,000 shares at an effective purchase price of $1.30 per share. We also sold First Capital Holdings International, Inc. 2,250,000 shares of our common stock at an effective purchase price of $1.30 per share. We issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $1.55 to $1.60 per share. As a result of the issuance of our 12.5% convertible subordinated promissory debentures, the exercise price of these warrants has been reduced to $1.49 per share. The terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants." We received net proceeds of $6,068,982 in these transactions, net of transaction costs.

         Under the terms of the agreement, as amended, we granted the purchasers an option to put up to 2,500,000 shares of our common stock to us at a price of $1.00 per share in the event the average price of our common stock is less than $1.00 for a period of 10 consecutive trading days during an option period beginning January 19, 2006, which is eight months after the effective date of the registration statement which registered those shares for resale, and ending on January 19, 2007. If exercised and not honored by us within 10 days from the receipt of the put notice, we were required to issue the purchasers a convertible promissory note with a conversion price equal to 85% of the average of the closing bid prices of our common stock for the 10 trading days prior to conversion. We initially deposited 3,242,420 ordinary shares of Langley Park owned by us which are not subject to the escrow agreement with Langley Park in a brokerage account as collateral for these put options.

         In December 2004 we entered into a Settlement Agreement with Robinson Reed Inc., First Capital Holdings International Inc., Continental Blue Limited and E-Holdings, Inc. resolving certain issues and disputes that had arisen among the parties. Under the terms of the Settlement Agreement, we issued 750,000 shares of our common stock to each of Robinson Reed and First Capital; at the request of the recipients the shares were issued in the name of Preston & Price, S.A. These shares are subject to all the obligations and rights under the Registration Rights Agreement dated August 27, 2004, as amended on November 2, 2004, except that they were not subject to any put option. We also deposited as additional collateral provided for by the aforementioned agreements an additional 500,000 ordinary shares of Langley Park Investments owned by us to honor any put options pursuant to the above agreement. In connection with the Settlement Agreement, Continental Blue Limited agreed to rescind warrants to purchase up to 339,000 shares of our common stock previously issued to it in connection with the prior Langley Park financing. Continental Blue also agreed to forego any first refusal rights or restrictions on subsequent financings by us that Continental Blue held as a result of the common stock purchase agreement. E-Holdings will be entitled to receive a commission equal to 10% on any future financings between our company and Robinson Reed and First Capital. Finally, Robinson Reed and First Capital granted our Chief Executive Officer, Mr. Cery Perle, all voting rights with respect to the additional shares issued to Robinson Reed and First Capital. Finally, the put option was modified to provide that we cannot remove any of the shares serving as collateral from the brokerage account into which they are presently deposited without the consent of Robinson Reed and First Capital until we maintain a cash or cash equivalent balance equal to the amount necessary to satisfy the put option then outstanding.

         Under the terms of the Registration Rights Agreement we agreed to register the shares of common stock sold in this transaction, including the shares underlying the warrants, so as to permit the public resale thereof. These securities were included in a registration statement which was declared effective by the SEC in May 2005.

         A dispute has arisen with respect to the put options granted in connection with the December 2004 transaction. In March 2005, a representative of Robinson Reed and First Capital informed us that the put option related to 2,500,000 shares had been amended in December 2004 to allow the investors to exercise their put option commencing on the effective date of the registration statement and not eight months after the registration statement became effective. We maintained, and continue to maintain, that we had not agreed to the alleged amendment. Nevertheless, on or about June 3, 2005, Robinson Reed and First Capital delivered a put option notice to us, demanding that we purchase the 2,500,000 shares of our common stock acquired in December 2004, or that we surrender the Langley Park ordinary stock held as collateral, and issue a convertible promissory note for a computed value. To avoid further conflicts with Robinson Reed and First Capital, we agreed to honor the put option notices under a reservation of rights. On June 24, 2005, we delivered the collateral stock to fully satisfy the put options exercised by Robinson Reed and partially satisfy the put options exercised by First Capital, and we delivered a convertible promissory note consistent with the transaction documents to satisfy the remaining put options exercised by First Capital. Nevertheless, Robinson Reed and First Capital refused to tender the stock certificates representing the shares of common stock they were purporting to put to us, and First Capital refused to accept the convertible promissory note delivered by us. We maintain that Robinson Reed and First Capital have, therefore repudiated the put options granted in connection with the December 2004 transaction, while they essentially maintain that the convertible promissory note that Newport delivered was "unacceptable."

         Robinson Reed and First Capital Holdings have recently threatened to bring litigation against us, our directors and/or our management, and to issue a press release in which they will disclose how $6.5 million of their investment in our company was obtained through misrepresentation, fraud and failure to disclose material facts, and asserting that we acted in bad faith in connection with the issuance of a promissory note pursuant to the exercise of their put. Robinson Reed and First Capital have not specified the amount of their purported damages and have not indicated exactly whom they would sue or on what basis.

         Since November 2004,we believe that Robinson Reed and First Capital have engaged in a relentless campaign to exploit our position as a start-up and to gain more stock and more benefits than was part of the original agreements with them. Since November 2004:

         o As described above, Robinson Reed and First Capital received an additional 1,500,000 shares of our common stock as part of a settlement agreement that provided for a general release of all parties involved;

         o Robinson Reed and First Capital threatened to sue Messrs. Cery Perle and Richard Galterio, two of our directors, by asserting claims that were either completely unsubstantiated or fully released by the settlement agreement;

         o Robinson Reed and First Capital threatened to initiate regulatory investigations if we did not pay them $6.5 million dollars plus interest accruing at 7% per annum;

         o Either Robinson Reed or First Capital breached a mutual non-disclosure agreement and contacted a retail outlet with which we were engaged in confidential negotiations;

         o Robinson Reed and First Capital issued a put option notice to us in the middle of negotiations at a time when the parties were seeking to agree when the put options would become effective; and

         o Robinson Reed and First Capital repeatedly refused to accept a convertible promissory note delivered to them in conformity with the agreements, and unreasonably demanded that a registration statement to register the shares of common stock issuable upon conversion of the promissory note be filed with the SEC just one day after they gave us a demand for registration. No such requirements relating to timing of the registration statement are set forth in our agreements with Robinson Reed or First Capital.

         We further understand that Robinson Reed and First Capital may have breached their stock purchase agreement with us by transferring restricted securities to "individual investors" shortly after our original issuance, at a substantial mark-up from the original purchase price. Our stock purchase agreement with Robinson Reed and First Capital contained representations that they were purchasing the stock for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that neither Robinson Reed or First Capital had any present intention of selling, granting any participation in or otherwise distributing the same. The shares of our common stock issued to Robinson Reed and First Capital contained an appropriate legend that the shares were not registered and could not be sold or transferred without compliance with the Securities Act of 1933. Given the timing of the transfer, which our management understands to have taken place very shortly after our original issuance, we are not certain if Robinson Reed and First Capital had valid exemptions when they transferred its stock to these "individual investors".

         We believe that the demands and requests from Robinson Reed and First Capital are unreasonable and unwarranted. Our management intends to vigorously defend any and all claims brought against our company, our directors and our management by Robinson Reed and or First Capital, and, if a lawsuit is filed, management will assert various counterclaims against them. We have retained counsel to represent us in the event of such litigation. If an action is filed, or in a settlement, regarding these options, we could be required to pay the holders more than $2,500,000 in cash, issue them a convertible promissory note with a conversion price less than the then market value of our common stock, or face other obligations even less favorable to us. If we were required to satisfy the put option in cash, assuming we had sufficient cash to pay the amount due, our working capital would be proportionality reduced at a time when we might need the funds to pay our ongoing obligations and we could have difficulty in raising additional capital. If we were required to issue a convertible note and the note was converted, we would be required to issue a presently undeterminable number of unregistered shares of our common stock at an effective price below the then current market value of our common stock, as to which the purchaser would have the right to demand registration. Other less favorable outcomes of this dispute are also possible, which, in addition to the foregoing, would result in not only an expense to us, but ultimately could be dilutive to our stockholders and could adversely affect our ability to fund our ongoing operations. Management is unable to determine the outcome of this matter at this time.

         12.5% CONVERTIBLE SUBORDINATED PROMISSORY DEBENTURES

         On March 31, 2005 we sold $575,000 principal amount 12.5% convertible subordinated promissory debentures to two accredited investors and issued these investors four year common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock. In May and June 2005 we sold an additional $60,000 principal amount 12.5% convertible subordinated promissory debentures to three accredited investors and issued those investors four year common stock purchase warrants to purchase an aggregate of 40,001 shares of our common stock. The proceeds of these debentures were used by us for general working capital. The purchasers included Ms. Jenell Fontes, the fiancee of Cery B. Perle our CEO and President, as well as Mr. Curtis Lawler, a principal stockholder of our company. Mr. Perle disclaims beneficial ownership of the debenture and underlying securities owned by Ms. Fontes. The terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants." The debentures, which mature two years from the date of issuance, pay interest on the unpaid principal amount at the rate of 12.5% per annum payable quarterly. Interest is payable in cash or shares of our common stock valued at the average closing price for our common stock for the five trading days preceding the interest payment date. Any overdue payment of interest is then payable at the rate of 18% per annum, and interest not paid within 30 days following the end of each quarter will result in the conversion price of both the convertible subordinated promissory debentures and the warrants issued in connection therewith to be reduced by 10% from the then current conversion price or exercise price, as the case may be, for each such occurrence.

         The debentures are convertible at the option of the holders into shares of our common stock at a conversion price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the debentures, then the conversion price of the debentures will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes.

         2005 UNIT PRIVATE PLACEMENT

         During September and October 2005 we sold 2,937,782 shares of our common stock and common stock purchase warrants to purchase 807,891 shares of our common stock to 17 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act and Rule 506 of Regulation D. The five year common stock purchase warrants are exercisable at $1.30 per share. Other terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants." We received gross proceeds of $1,615,781 in this offering and we paid commissions of $35,375 to Skye Banc LLC in connection with the sale of these securities.

         We agreed to file a registration statement with the SEC within 60 days of the closing of this offering to register for resale the shares of our common stock included in the units, including the shares underlying the common stock purchase warrants. This prospectus is a part of that registration statement. We agreed to use our good faith best efforts to ensure that the registration statement is declared effective within 90 days of the closing date. We agreed to respond to any SEC comments within 10 days and in the event that we fail to respond to SEC comments within 10 days or once the registration statement is declared effective, if we fail to keep it effective for 60 consecutive days, then the number of common stock purchase warrants owned by each investor in this offering will be increased by 2% for each 30 day period following such 60 day period, as the case may be. We also agreed to bear all costs in conjunction with the registration statement and to pay any expenses associated with any "144 opinions" or any other legal opinions which are required in connection with any transfers of securities made by the investors under Rule 144 or any applicable sale or transfer (including, without limitation, sales made pursuant to prospectus delivery).

                                  OUR BUSINESS

OUR PRODUCTS AND SERVICES

         Our operations are presently conducted in two product groups:

         o our newly introduced Spare software products

         o our Conga line of productivity tools and services

         Following is a discussion of each of these product groups.

         SPARE

         Our Spare line of software products including our Spare Backup service and our Spare Switch PC file transfer software.

         We launched our Spare Back-up software product in March 2005. Spare Backup, a fully-automated remote backup solution designed and developed especially for the small office or home environment, automatically and efficiently backs up all data on selected laptop or desktop computers. As a result, we believe small companies can ensure file safety in PCs and laptops for backup and retrieval. Spare Backup offers:

      o An automatic program installation that requires absolutely no user interaction to configure backups,

      o  Complete backups for all for all registry settings in every directory,

            o No complicated file selection - Spare Backup scans the user's computer and backs up:

            o All contacts, email messages and attachments, address book, folders and contents, signature files from Outlook, and Outlook Express

            o  Word, Excel, PowerPoint files, templates and settings from MS
               Office

            o My Documents, My Music, My Pictures, Quicken, QuickBooks, MS Money, Turbo Tax and Tax Cut

            o  All desktop files

      o  Simple, fast data recovery,

      o Reports sent automatically to users via e-mail and available in Spare Backup,

      o  Redundant file support - select a restore from the last 10 backups,

      o  Online file retrieval from any Internet connection - using Spare Key,

      o Three levels of encryption - SSL with Verisign authenticity certificates, Blowfish with private key, AES 256 block cipher with unique user key, and

      o Decryption protected by Spare Key in the user's computer and with broker so complete loss of the computer is not a problem.

      An overview of customer benefits includes:

      o Ease-of-use - Spare Backup provides fast, easy and fully automated data protection. Users benefit from automated data file selection, which distinguishes user data files from operating system and application files. As a result, users do not have to remember where all of their data files are stored. Spare Backup also ensures that open files are protected, and allows users to retrieve multiple past versions of a file, not just the most recently backed-up version.

      o Impenetrable Security and Protection of Corporate Data - Spare Backup ensures that all data is encrypted with advanced 448-bit encryption on the user's machine using a user provided "key" or password. The data is encrypted a second time using SSL, or secure sockets layer, while it is being transmitted and a third time before it is stored on the RAID, or redundant array of independent disc, servers using a strong private key.

      o SSL Support - SSL based protocol enhancements to address security parameters during: registration, upgrade, backup and retrieve.

         We offer new users a free 14-day trial. Spare Backup services costs $15.99 per month, including five gigabytes of online storage. For users interested in using Spare Backup service on their own locate storage device, we also package a software-only version which is available for $49.99.

         Spare Switch, which was launched in August 2005, enables users to complete the transfer of personal files from an old personal computer (PC) to a new one via a high speed Internet connection. Spare Switch locates, packs and transfers files securely without the need for transfer cables or other accessories. Spare Switch, designed for both individual and business use, ensures that not only the files transfer easily, but that they will look, feel and work on the new computer in the same manner with all the personal settings and layouts built into them.

         Spare Switch is used by inserting an installation CD into the old computer. Spare Switch then scans the hard drive and inventories of personal directories, giving the user a detailed report of the documents and other files. From that inventory, the user can then select the exact files that he or she wishes to transfer to the new PC. Spare Switch avoids the need for PC-to-PC transfer cable by compacting, encrypting and then transferring the files via the Internet. Spare Switch's data center can then hold the data for as long as a week, giving the user the flexibility to choose when to download the files to the new PC. The files are downloaded from our secure Spare Switch data center using the Spare Switch CD. Spare Switch uses a 256-bit encryption cipher with non-algorithmic key to ensure that the information is impervious to hackers at every step of the process.

         Spare Switch is priced at $39.99 and supports five uses. In October 2005 we received our first purchase order for Spare Switch from CompUSA. The 2,000 units ordered will be offered by CompUSA in its retail stores as well as on its web site.

         CONGA

         Our Conga products, which were initially referred to as GRC or GrassRoots, are web-based and broadband-enabled and focus on improving remote communications and automating data archiving and storage for the non-technical owners and managers of small and medium sized businesses. Our real-time communications product offers the ability to communicate with others remotely, using text, audio, video, and Voice over Internet Protocol (VoIP) calling, as well as collaborative features such as document and application sharing, whiteboard and annotation in a virtual workspace. During fiscal 2004 and the first six months of fiscal 2005 our Conga line of products represented 100% of our sales. Following our introduction of Space Backup in the second quarter of fiscal 2005 and our pending launch of Spare Switch scheduled for the end of the third quarter of fiscal 2005 we are now devoting substantially all of our resources to the marketing of these products.

         The growing adoption of broadband services, together with technology advances in web-cameras, audio codecs and operating systems has helped clear the path for real-time, rich media conferencing and collaboration across great distances. We believe that we provide an affordable approach to real-time audio and video communication via the Internet.

         Videoconferencing in its most basic form is the transmission of synchronized image (video) and speech (audio) back and forth between two or more participants in physically separate locations, simulating an exchange as if the two (or more) participants were in the same physical conversation. This is accomplished through the use of cameras (to capture and send video from your local endpoint), video displays (to display video received from remote endpoints), microphones (to capture and send audio from your local endpoint), and speakers (to play audio received from remote endpoints).

         We have developed services directed to the web-based communications, collaboration and conferencing markets. The real time communications and conferencing tools market is relatively new and growing very rapidly, as evidenced by companies such as WebEx Communications, Genesys Conferencing, Microsoft and Groove Networks. We believe that our software is unique in that it enables low cost, easy to scale document sharing and collaborative tool sets and is designed for use by small and medium sized businesses. By providing new technology in this area, paired with affordability, accessibility and ease of overall use, we believe we can be a competitive factor in this specialized business marketplace.

         Our Conga family of communication and collaboration software services is designed to better meet the needs of small business users.

         Communication tools within Conga include:

         o  Advanced VoIP phone calling and features;
         o  Simultaneous, integrated multi-network instant messaging;
         o  Private rich media communications;
         o  Group rich media communications;
         o  Contact lists with presence detection;
         o  Audio messaging;
         o  Integrated message center, and
         o  Ability to save and store communications.

         Collaboration tools within Conga include:

         o  One-click entry to shared workspace;
         o  Whiteboard;
         o  Edit, annotate, save a shared document;
         o  On-line presentations;
         o  Application-sharing;
         o  File-sharing and storage;
         o  Printing from a remote location;
         o  Rich media conferencing, and
         o  Advanced encryption and security.

         Management and integration tools within Conga include:

         o  Communication storage and retrieval;
         o  Phone book;
         o  Security controls;
         o  Calendar synchronization with Microsoft Outlook;
         o  Integration with Microsoft Office;
         o  Contacts prioritization and grouping;
         o  Rich media device detection;
         o  Remote desktop; and
         o  Instant Invite.

         The monthly fees we charge our customers for Conga are $10.00 to $30.00 per two users.

         Prior to Conga, we sold our software applications under the GRC family of products, which had similar features and functionalities and for which we generated monthly subscriptions ranging from $80 to $180. Our revenues from the GRC family of products generated revenues of approximately $10,000 during 2004.

RESEARCH AND DEVELOPMENT

         Our products were developed primarily by our employees assisted by contractors in certain specialty areas. We have invested approximately $720,000 and $400,000 in research and development during 2004 and 2003, respectively as well as $331,000 during the six-month ended December 31, 2005.

OUR TARGET CUSTOMERS

         We focus on owners and executives of small to mid-size businesses that use technology to support their businesses and individuals who desire to secure the redundancy of available files and documents vital to the continuity of their operations, business, or personal information. Since our products and services allow non-technical users to quickly, easily and thoroughly secure and backup their files or data archiving and storage, we believe that our business is uniquely relevant to enabling small companies to succeed using technology. Our products and services also support individual business professionals working in companies of all sizes. Other unique characteristics are additional coding that enables easy to scale infrastructure and support elements. We believe that this characteristic provides a competitive advantage over other providers whose products require large investments in hardware, as well as professional installation, training and support.

HOW WE MARKET OUR PRODUCTS AND SERVICES

         Our products are sold direct to the customer via online distribution. Users may try our products and services at no cost for a limited trial period by downloading our software. In addition, we will seek to establish a network of affiliates that will also distribute our products online, as well as a partnership network that will promote and/or resell our products. The primary focus of our partnership efforts will be with key retailers, such as CompUSA, and Fry, original equipment manufacturers (OEMs), and distributors such as Ingram-Micro.

         Our marketing supports our sales efforts. In addition, we believe that attracting users to our Spare Back-up product line will allow us to cross-sell Conga to this potential customer base. Our marketing programs will mainly focus on advertising. We cannot presently anticipate the exact cost of advertising we will incur in 2005, but our present estimate is between $100,000 and $1.0 million.

CUSTOMER SUPPORT

         We provide our tier 1 and tier 2 support for our services. Our tier 1 customer support provides initial call resolution and direct linking capabilities to our tier 2 customer support. Tier 2 customer support is managed by an internal group of specialists who are co-located within our Network Operation Center and software development headquarters in Palm Desert. Co-location with the software development group allows for the resolution of highly specific technical issues as well as identification of potential application flaws.

TECHNOLOGY

         Our products use a sophisticated combination of hardware, software, and networking to intelligently select files and settings from a customer's computer and reliably transfer these to secure twin data centers, making the data highly available.

         The networking systems used by us were designed to use outbound Internet connections for all communications, thus allowing many users who are behind a firewall access to the backup services. The proprietary software designed by us has been developed to remove the technical knowledge required to use other backup products by selecting files and registry settings for the user

         We own all of our servers and utilize hosting in geographically dispersed tier-1 collocation facilities. All of our products utilize the same secure twin data center design to ensure maximum availability. Our entire server configuration is replicated in near real-time to a secondary data center which will automatically become available in the event of an outage at the primary facility. Our servers use the latest enterprise level operating system available from Microsoft and use industry standard networking and communication protocols. This provides a highly available network that can scale rapidly using off the shelf hardware. These systems are fully redundant and we anticipate our reliability at 99.9%. We can expand our network capacity quickly and with highly predicable costs.

         Our business will suffer if our systems fail or our third-party facilities become unavailable. A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. If for some reason we should not have redundancy in our facilities, any damage or destruction to our systems would significantly harm our business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications which are beyond our control. This could lead to slower response times or system failures.

         Our computer and communications infrastructure is located in multiple leased facilities in Arizona and California. The infrastructure here is not fully redundant and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

COMPETITION

         We face intense and increasing competition in the web-base backup solutions market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for web-based storage solutions, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

         o  Service functionality, quality and performance;
         o  Ease of use, reliability and security of services;
         o Establishing a significant base of customers and distribution partners;
         o  Ability to introduce new services to the market in a timely manner;
         o  Customer service and support; and
         o  Pricing.

         Our primary competitors are various Internet-based backup providers broadcasters, such as Connected.com, Novastar, Livevault, and backup.com. These company provide services similar to ours and each have to various degrees a market presence. We also compete with providers of traditional backup technologies, such as Veritas.

         Substantially all of our competitors have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

INTELLECTUAL PROPERTY

         Our intellectual property is critical to our business, and we may seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors, although we do not execute such agreements in every case. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or other intellectual property rights. In addition, these parties may develop similar technology independently. Existing trade secret, copyright and trademark laws offer only limited protection and may not be available in every country in which we will offer our services.

         On August 10, 2005, provisional patent applications were filed with the United States Patent and Trademark Office in connection with the server and client technologies utilized by Spare Backup, Inc. The provisional applications must be re-filed as utility applications on or before August 10, 2006, or the provisional applications will expire. We are also exploring our abilities to file for patents to include living document functions. The applications we plan to file may fail to result in any patents being issued. Even if one or more of these patents are issued, any patent claims allowed may not be sufficiently broad to protect our technology. In addition, any patents may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us. The failure of any patents may not provide meaningful protection to us. The failure of any patent to provide protection for our technology would make it easier for other companies or individuals to develop and market similar systems and services without infringing any of our intellectual property rights.

GOVERNMENT REGULATION

         Although there are currently relatively few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as limitations on the use of mass-delivered e-mails, broadcast license fees, copyrights, privacy, pricing, sales taxes and the characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

         The Investment Company Act of 1940 restricts the operations of companies that are deemed to be "investment companies." As a result of the transaction with Langley Park which is described elsewhere in this prospectus, at December 31, 2004 a significant portion of our assets were classified as "restricted investment in equity securities." Prior to entering into the transaction with Langley Park our board of directors passed a resolution affirmatively stating that we do not intend to become an investment company and thereby be subject to the Investment Company Act of 1940. Because these securities are subject to escrow agreements which prohibit us from disposing of them, notwithstanding the requirement under generally accepted accounting principles that the value of the securities be represented as an asset on our balance sheet, this asset is presently illiquid and we do not consider it a marketable security. As a result, we do not believe that we will be deemed to be an "investment company" by virtue of this transaction. If, however, we should inadvertently become subject to the Investment Company Act of 1940 and if we should fail to comply with the requirements of that act, we would be prohibited from engaging in business or selling our securities, and could be subject to civil and criminal actions for doing so. Any failure to comply with the Investment Company Act would therefore seriously harm our business.

EMPLOYEES

         As of September 30, 2005, we had 17 full-time employees, including all of our executive officers. None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

OUR HISTORY

         We were incorporated in Delaware on December 27, 1999 under the name First Philadelphia Capital Corp. to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. On October 30, 2000, we completed a business combination with Conservation Anglers Manufacturing, Inc., a real estate holding and development company that was originally organized in Florida on February 7, 2000. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, we issued 235,000 shares of our common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. In January 2001 we changed our name to Newport International Group, Inc. to better reflect and describe our then current strategic direction.

         As a result of the transaction with Conservation Anglers Manufacturing, Inc. we became a real estate holding company that intended to specialize in large-scale commercial, industrial and residential mixed-use property development. At the time of the transaction with Conservation Anglers Manufacturing, Inc. we did not own any real estate and our activities were limited to securing acquisition financing for a projects that we proposed to acquire and develop.

         In November 2000, Mr. Soloman Lam, our then president and CEO, executed certain land contracts to purchase approximately 3,300 acres of land for a total of $11,389,600 which we intended to develop in the future. These contracts were due to close on September 1, 2001, but were extended to March 1, 2002 at the sellers' request. Mr. Lam personally deposited $180,000 into escrow pending closing and we had agreed to reimburse him when he assigned the contracts to us. On February 12, 2002, the land contracts were cancelled and the $180,000 deposit was returned to Mr. Lam. Simultaneously, on February 12, 2002, Mr. Lam executed a new land contract to purchase approximately 2,300 acres of land for $15,000,000. We deposited $10,000 in escrow pending closing on April 30, 2002. The closing on this contract was subsequently extended until July 29, 2002 and as consideration we released the $10,000 to the seller that was in escrow. Subsequently, the closing was again extended to September 30, 2002, in consideration for a $25,000 non-refundable deposit. The closing was again extended to December 30, 2002, then to March 31, 2003, then to July 31, 2003, then to October 30, 2003, and subsequently to January 30, 2004, with no additional deposit required. The check representing the $25,000 deposit was never negotiated and in December 2003 it was voided. We do not intend to proceed with this project. We have forfeited the $10,000 deposit and all rights and obligations of this project have been assigned by us to Newport International Group, Inc., a Florida corporation formerly known as Clinda Development Corporation, a company affiliated with Mr. Clint Beckwith, a former officer and director of our company.

         In December 2001, Mr. Lam entered into purchase contracts to acquire 45 acres of vacant land, representing nine lots, in Wellington, Florida for a total purchase price of $470,000. In April 2002, Mr. Lam closed on two of the nine lots and in May 2002, closed on a third lot. The remaining six lots were to be purchased when and if financing becomes available. Mr. Lam agreed to transfer the vacant land to us in exchange for a purchase price equal to cost. Deposits totaling $15,000 were paid by us in 2002 in conjunction with this land. The lots were never transferred to us, the $15,000 became a receivable from Mr. Lam and in December 2003 was expensed as an addition to our additional paid-in capital.

         On February 6, 2004, we closed an Agreement and Plan of Merger with Grass Roots Communications Inc., a Delaware corporation. Grass Roots was a development stage company incorporated in Delaware in June 2002 initially to create, produce, deliver and track targeted multimedia communications over the Internet. Under the terms of this agreement, Grass Roots became our wholly-owned subsidiary. At the effective time of the merger, the stockholders of Grass Roots exchanged their securities for approximately 12,300,000 shares of our common stock, representing approximately 93% of our common stock. Contemporaneous with this transaction, Grass Roots' President and Chief Executive Officer, Mr. Cery
B. Perle, was elected as a member of our Board of Directors and appointed CEO, and Mr. Lam resigned his positions with our company. Mr. Richard Galterio, the other member of our Board of Directors before the transaction remained as a director, and Mr. Edward L. Hagan, Secretary of Grass Roots, was appointed our secretary. Mr. Perle, the principal stockholder of Grass Roots, and members of his family/household received an aggregate of 46% of our shares of common stock as a result of the exchange upon the merger.

         Prior to our acquisition of Grass Roots, on January 6, 2003, Grass Roots entered into a stock purchase agreement, with Ms. Esther Jill Pinsker and Mr. Jan Johannes Dekkers, as amended on January 24, 2003, to purchase all of the issued and outstanding capital stock of FocusFocus.com, Inc. for a purchase price of $1,710,000. Under the terms of the agreement, $150,000 of the purchase price was to be paid by the closing date and the remaining $1,560,000 was to be paid in monthly installments of $30,000 plus accrued interest with the remaining balance due on the 13th month after the closing date. FocusFocus provided private, web page-based video and audio communications services, e-conferencing, collaborative document preparation and revisions and chat services in a real time, web-based environment. After Grass Roots' acquisition of FocusFocus, it restructured its product and service offerings and combined its operations with FocusFocus' web-based conference and collaboration tools.

         Under the terms of this agreement, Grass Roots has paid the sellers $250,000. By letter dated May 2, 2003 counsel for the sellers advised Grass Roots that it was in breach of the agreement and promissory notes for failing to make scheduled monthly payments. By letter dated May 16, 2003, counsel for the sellers gave notice that they would sell the assets of FocusFocus.com Inc. to the highest bidder at a public auction on May 30, 2003. By letter dated May 22, 2003, counsel for Grass Roots notified counsel for the sellers that Grass Roots was prepared to return to all of the assets of FocusFocus.com, Inc. to the sellers. Grass Roots subsequently returned those assets, which included patent applications, software applications, programs, code and related materials. The promissory notes from Grass Roots to sellers provide that notwithstanding the acceleration clause, upon an event of default (as defined in the agreement) that is not cured within the prescribed time, that the shares of FocusFocus.com, Inc. and the assets of it acquired by Grass Roots will revert back to the sellers, the promissory notes would be terminated and be of no further force and effect and all remaining sums due thereunder would be cancelled.

         In addition to the stock purchase agreement, at the time of the transaction Grass Roots entered into three-month consulting agreements with each of the sellers obligating them to perform certain consulting services to Grass Roots in exchange for Grass Roots granting each of them options to purchase 500,000 shares of Grass Roots' common stock at an exercise price of $.01 per share. These options were exchanged for like options in our company.

         In December 2004, we received a letter from counsel for the former owners of FocusFocus requesting that we ceased to state in our public filings that they did not perform under the aforementioned consulting agreements and have also requested to receive the initial 500,000 stock options.

         To date, while no litigation has been filed, the parties have attempted unsuccessfully to resolve their differences. In the event the parties are unable to resolve their differences, litigation may result. In that event, Grass Roots will take the position that it has returned all of the FocusFocus.com, Inc. assets to the sellers and owes nothing under the stock purchase and related agreements and it is likely that the sellers will take the position that they are owed the remaining balance under the promissory notes and the right to purchase 1,000,000 shares of Grass Roots' common stock for $.01 per share.

PROPERTY

         Our executive offices are located at 73-061 El Paseo, Suites 202 and 205, Palm Desert, California 92211. We lease this approximate 4,000 square foot space which houses all of our executive and administrative personnel for approximately $62,000 annually, plus our pro-rata share of common area expenses. Our lease for this space expires on March 31, 2009. We believe this facility will meet our operational needs for the foreseeable future. If we need additional space for our hosting and data center operations, we believe we will be able to obtain it on commercially reasonable terms.

         We lease an office in an office building at 2501 West Behrend Drive, Phoenix, Arizona 85027. This space is approximately 4,150 square feet and houses our servers for our hosting and data center operations and our technical personnel. Our lease for this space provides for annual rental of approximately $31,000 and expires on June 2007. We believe this facility will meet our operational needs for the foreseeable future. If we need additional space for our hosting and data center operations, we believe we will be able to obtain it on commercially reasonable terms.

         We also lease an office in an office building at 1150 Main Street, Suite C, Irvine, California 92614 which previously served as our data operation center. Our lease for this space provides for annual base rental of $37,800 through December 2004, escalating to $39,313 in January 2005. The lease expires on December 31, 2005. In August 2003, we sub-leased this space to an unaffiliated third party under a sub-lease which provides for annual rental of $ 37,800 and expires in December 2005.

LEGAL PROCEEDINGS

         We are not a party to any pending litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                       AGE          POSITIONS

Cery B. Perle              43           President, CEO and Chairman of the Board
Edward L. Hagan            33           Secretary and director
Richard Galterio           41           Director

         Cery B. Perle. Mr. Perle has served as our President, CEO and Chairman since February 2004. Mr. Perle co-founded Grass Roots in June of 2002. Mr. Perle has experience in numerous start-up ventures. A primary focus of Mr. Perle's experience has been on the sales and marketing of innovative ideas and products. Prior to Grass Roots, from 2001 to 2002, he was director of Crystal Consulting Group, a business-consulting firm. From 2000 to 2001, he was engaged as a consultant to Rxalternative.com, an alternative healthcare web site. From 1994 to 1998, he was President and Chief Executive Officer of Waldron & Co., a California-based registered broker-dealer, where he established four branch offices in addition to the West Coast based corporate office of the investment firm.

         In September 1998, the Securities and Exchange Commission commenced a civil action against Mr. Perle and Waldron & Co., a broker-dealer registered with the Commission. The civil action alleged that Mr. Perle and Waldron artificially raised the market price of Shopping.com, an Internet retailer whose initial public offering was underwritten by Waldron & Co. In February 1999, the United States District Court for the Central District of California, acting upon the Commission's allegations, entered a permanent injunction against Mr. Perle, enjoining him from violating Section 17(a) of the Securities Act of 1933 and Sections 10(b) and 15(c)(1) of the Securities Exchange Act of 1934 and Rules

10b-5 and 15cl-2 thereunder, and required Mr. Perle to pay a $110,000 civil penalty. As a result of the February 1999 injunction, in October 1999, Mr. Perle was barred from association with any broker-dealer. In June 2001, Mr. Perle was barred by the National Association of Securities Dealers, Inc. from any association with any NASD member in any capacity. The sanction was based upon findings that Mr. Perle received $30,000 of checks from customers for the purchase of Shopping.com IPO stock prior to the IPO registration statement being declared effective by the Commission. In April 1998, a class action lawsuit was filed against Shopping.com, Mr. Perle and Waldron in the United States District Court for the Central District of California. Mr. Perle filed for personal bankruptcy in 2001 for which a final decree was granted in March 2002. In January 2001 the U.S. Department of Labor brought an action against Waldron & Co. and Mr. Perle in the U.S. District Court for the Central District of California for violations of the Employee Retirement Income Security Act of 1974 (ERISA) alleging that violations of ERISA occurred when Waldron & Co. and Mr. Perle failed to forward contributions of approximately $50,000 withheld from employee paychecks to Waldron & Co.'s 401(k) Plan. Among other relief's, the suit sought to permanently bar Mr. Perle from serving as a fiduciary of or service provider to any plan covered by ERISA. Although Mr. Perle was never formally notified of the outcome of the action, he has assumed that such an order was issued.

         Edward L. Hagan. Mr. Hagan has been a member of our Board of Directors and our Secretary since February 2004. Mr. Hagan co-founded Grass Roots in June 2002 and has been a director and secretary of that company since inception, and served as Chief Financial Officer from inception through September 2, 2002. Since 1990, he has owned and managed Hagan Farms Partnership, a commercial agricultural company.

         Richard Galterio. Mr. Galterio has been a member of our Board of Directors since July 2003. Since October 1998 he has been Managing Director of Private Equity for vFinance, Inc., an investment banking firm which is a member of the NASD, a position he had held since the acquisition in September 1998 by vFinance, Inc. of First Level Capital, a NASD member firm which he co-founded in 1998. Mr. Galterio is also a member of the Board of Directors of ResQnet. During his tenure at First Level Capital, Mr. Galterio served as Compliance and Operations Director. Mr. Galterio was employed by Commonwealth Associates, an NASD member firm, from 1991 to 1998, initially in the capacity as a registered representative (1991 to 1993) and then as Managing Director (1994 to 1998) where his responsibilities included branch management and compliance. From 1986 to 1991 Mr. Galterio was Director of Research for Barry Leeds and Associates, a firm specializing in sales tracking research for the banking industry. Mr. Galterio received a B.S. in Business Management with honors from Villanova University. Mr. Galterio holds Series 27, 7 and 55 licenses from the NASD.

DIRECTOR COMPENSATION

         Members of our Board of Directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors has not established any committees, including an Audit Committee or a Nominating Committee. The functions of those committees are being undertaken by the entire board as a whole. No member of our board is a financial expert. As we expand our board in the future we will seek to add one or more members who are financial experts, as well as establishing an Audit Committee and a Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

         We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to and including termination of his or her employment. Generally, our Code of Business Conduct and Ethics provides guidelines regarding:

         o  compliance with laws, rules and regulations,
         o  conflicts of interest,
         o  insider trading,
         o  corporate opportunities,
         o  competition and fair dealing,
         o  discrimination and harassment,
         o  health and safety,
         o  record keeping,
         o  confidentiality,
         o  protection and proper use of company assets,
         o  payments to government personnel,
         o  waivers of the Code of Business Conduct and Ethics,
         o  reporting any illegal or unethical behavior, and
         o  compliance procedures.

         In addition, we have also adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. In addition to our Code of Business Conduct and Ethics, our CEO and senior financial officers are also subject to specific policies regarding:

         o  disclosures made in our filings with the SEC,
         o deficiencies in internal controls or fraud involving management or other employees who have a significant role in our financial reporting, disclosure or internal controls,
         o  conflicts of interests, and
         o knowledge of material violations of securities or other laws, rules or regulations to which we are subject.

EMPLOYMENT AGREEMENT

         On January 1, 2003 we entered into a two year employment agreement with Mr. Cery B. Perle to serve as our president. The agreement automatically renews for an additional two year term upon its expiration, with an 10% increase in his base salary. Under the terms of this agreement, we currently pay Mr. Perle an annual base salary of $218,000. We granted him an option to purchase 2,000,000 shares of our common stock at an exercise price of $0.01 per share as additional compensation. This option vests ratably over the two year term of the agreement. The agreement also provides for an automobile allowance of $1,200 per month, paid vacation, fringe benefits commensurate with his duties and responsibilities and benefits in the event of disability as well as containing certain non-disclosure and non-competition provisions. Under the terms of the agreement, we may terminate Mr. Perle's employment either with or without cause. If the agreement is terminated by us without good cause, or by Mr. Perle with cause, we would be obligated to pay him his base salary though the end of the term of the agreement, continue his benefits through the end of the term and all options would continue to vest during the remaining period of the term. To the extent that Mr. Perle is terminated for cause, or he voluntarily resigns, no severance benefits will be paid.

EXECUTIVE COMPENSATION

                                CASH COMPENSATION

         The following table summarizes all compensation recorded by us in each of the last three fiscal years for our Chief Executive Officer and each other executive officers serving as such (the "Named Executive Officers") whose annual compensation exceeded $100,000.

                                    Annual Compensation                       Long-term Compensation
                              -------------------------------   -------------------------------------------------
                                                                         Awards                  Payouts
                                                                ------------------------   ----------------------
                                                 Other Annual   Restricted   Securities               All Other
Name and Principal   Fiscal    Salary    Bonus   Compensation     Stock      Underlying     Ltip     Compensation
Position              Year      ($)       ($)         ($)       Awards ($)   Options (#)   Payouts       ($)
------------------   ------   --------   -----   ------------   ----------   -----------   -------   ------------
Cery B. Perle,        2004    $221,500    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
President, CEO,       2003        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
Director (1)          2002        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

Solomon Lam (2)       2004        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2003        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2002    $125,000    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

Clint Beckwith        2004        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2003         (3)    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2002        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

(1) Mr. Perle has served as our president and CEO since February 2004.

(2) Mr. Lam served as our president from 2000 until February 2004. During fiscal 2002 we accrued approximately $97,000 of compensation to Mr. Lam. In December 2003 he relinquished all rights to any amounts due him. We reversed this accrued but unpaid compensation to additional paid-in capital.

(3) In February 2003 we issued Mr. Beckwith, our Vice President of Public Relations and a member of our Board of Directors, 90,000 shares of our common stock as compensation for his services for the period of April 2000 through December 2003 and as repayment to a loan to us in the amount of $60,000. We valued these shares at $360,000, of which $216,400 was applicable to compensation. Of the amount accrued for fiscal 2002, approximately $47,600 was reversed to additional paid-in capital during fiscal 2003.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of options made during fiscal 2004 to the Named Executive Officers.

                                     % OF TOTAL
                NUMBER OF SHARES     OPTIONS GRANTED   EXERCISE OR
                UNDERLYING OPTIONS   TO EMPLOYEES IN   BASE PRICE    EXPRIRATION
 NAME           GRANTED (#)          FISCAL YEAR       ($/SH)        DATE
 -------------  ------------------   ---------------   -----------   -----------

 Cery B. Perle           0                 n/a             n/a           n/a

                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                AND FY-END OPTION/SAR VALUES
                                         NO. OF SECURITIES
                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                 SHARES                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                ACQUIRED                DECEMBER 31, 2004           DECEMBER 31, 2004
                   ON      VALUE    --------------------------  --------------------------
 NAME           EXERCISE  REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
 -------------  --------  --------  -----------  -------------  -----------  -------------
 Cery B. Perle      0       n/a          0             0             0             0


2002 STOCK PLAN

         On August 9, 2002, our board of directors authorized, and holders of a majority of our outstanding common stock approved and adopted, our 2002 Stock Plan covering 1,000,000 shares of common stock. On April 20, 2004, the plan was amended to increase the number of shares covered by the plan to 12,000,000 shares to accommodate grants previously provided under the Grass Roots Communications, Inc. compensation program.

         The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our board of directors, or a committee of the board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each option and the exercise price.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

Eligibility

         Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan. Only our employees are eligible to receive incentive options.

Administration

         The plan will be administered by our board of directors or an underlying committee. The board of directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the board of directors or committee.

Shares Subject to Awards

         We have currently reserved 12,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 12,000,000 shares may be issued, unless the plan is subsequently amended, subject to adjustment in the event of certain changes in our capitalization, without further action by our board of directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.

         The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the board of directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the board of directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

         The plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the committee or by the board of directors.

         The plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

         The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns, within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The plan provides that fair market value shall be determined by the board of directors or the committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

         The exercise price of non-qualified options shall be determined by the board of directors or the committee, but shall not be less than the par value of our common stock on the date the option is granted.

         The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the plan.

Manner of Exercise

         Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the board of directors or the committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the board of directors or committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

         All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

         If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

         If an optionee's employment with us is terminated for any reason whatsoever, and within three months after the date thereof optionee either (i) accepts employment with any competitor of, or otherwise engages in competition with us, or (ii) discloses to anyone outside our company or uses any confidential information or material of our company in violation of our policies or any agreement between the optionee and our company, the committee, in its sole discretion, may terminate any outstanding stock option and may require optionee to return to us the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

         The committee may, if an optionee's employment with us is terminated for cause, annul any award granted under this plan to such employee and, in such event, the committee, in its sole discretion, may require optionee to return to us the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

Modification and Termination of Plan

         The board of directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to this plan which has the effect of (a) increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization), or (b) changing the definition of "Eligible Person" under the plan, may be effective unless and until approved by our stockholders in the same manner as approval of this plan is required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the plan shall theretofore have been suspended or terminated by the board of directors, the plan will terminate on August 9, 2012.

LIMITATION ON LIABILITY

         Under our certificate of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

      o  a breach of the director's duty of loyalty to us or our stockholders;

      o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

      o  a transaction from which our director received an improper benefit; or

      o an act or omission for which the liability of a director is expressly provided under Delaware law.

         In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

         Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time we made advances to and received advances from Mr. Soloman Lam, our former CEO and member of our board of directors. Advances made to us generally were due on demand, did not pay any interest, and were used by us for working capital. At December 31, 2003, we transferred certain assets to Mr. Lam related to real estate interests and he assumed certain related liabilities. As a result, we held a advance due from Mr. Lam of $100,500. In December 2003 we wrote off this amount as an addition to our additional paid-in capital.

         In 2001 Mr. Lam was given a $25,830 advance against salary due in 2002 and in 2002 additional salary to him of $97,000 was accrued. In December 2003 Mr. Lam agreed to relinquish all rights to this accrued but unpaid salary. In December 2003 we reversed these liabilities on our financial statements as an addition to our additional paid-in capital.

         In fiscal 2003 Mr. Clint Beckwith, our then Vice President of Public Relations and a member of our Board of Directors, advanced us $60,000 which we used for working capital. In fiscal 2003 we issued Mr. Beckwith 90,000 shares of our common stock, valued at $360,000, as compensation for his services and as repayment of such advance. Of the $360,000, approximately $216,400 was applicable to compensation. Additionally, in December 2003 we assigned a corporation which is an affiliate of Mr. Beckwith all rights and obligations we held for certain land contracts. In connection with this assignment, we forfeited a $10,000 deposit we had paid on these contracts in 2002 and we issued him an additional 10,000 shares of our common stock in settlement of any disputes with our company.

         In December 2001, Mr. Lam entered into purchase contracts to acquire 45 acres of vacant land, for a total purchase price of $470,000. In April 2002, Mr. Lam closed on two of the nine lots and in May 2002, closed on a third lot. The remaining six lots were to be purchased when and if financing became available. Mr. Lam had agreed to transfer the vacant land to us in exchange for a purchase price equal to cost. Deposits totaling $15,000 were paid by us in 2002 in conjunction with this land. The lots were never transferred to us and the $15,000 became a receivable to us from Mr. Lam . In December 2003 this receivable was expensed as an addition to our additional paid-in capital.

         During fiscal 2003, we advanced $23,400 to Mr. Cery B. Perle, our president, and during fiscal 2004 we paid $113,054 of personal expenses on his behalf. These amounts, which were advanced to Mr. Perle or paid on his behalf when Grass Roots was a privately held company, were repaid in full by Mr. Perle prior to December 31, 2004.

         Mr. Rich Galterio, a member of our Board of Directors, is employed by vFinance, Inc., an affiliate of vFinance Investments, Inc. vFinance Investments, Inc. has acted as placement agent for us in two private placements as descried earlier in this prospectus under "Management's Discussion and Analysis or Plan of Operation - Capital Raising Transactions."

         As described earlier in this prospectus, on March 31, 2005 we sold $575,000 principal amount 12.5% convertible subordinated promissory debentures to two accredited investors and issued these investors four year common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act. The purchasers included Ms. Jenell Fontes, the fiancee of Cery B. Perle our CEO and President, as well as Mr. Curtis Lawler, a principal stockholder of our company. Mr. Perle disclaims beneficial ownership of the debenture and underlying securities owned by Ms. Fontes.

                             PRINCIPAL STOCKHOLDERS

         At September 30, 2005 we had 33,448,878 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2005 by:

      o each person known by us to be the beneficial owner of more than 5% of our common stock;
      o  each of our directors;
      o  each of our executive officers; and
      o  our executive officers, directors and director nominees as a group.

         Unless otherwise indicated, the business address of each person listed is in care of 73061 El Paso, Suite 202, Palm Desert, California 92260. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address                         Number of Shares        Percentage
Of Beneficial Owner                      Beneficially Owned      Outstanding
-------------------                      ------------------      -----------
Cery B. Perle (1)(7) ....................     7,752,822             22.1%
Edward L. Hagan (2) .....................     1,975,000              5.8%
Richard Galterio (3) ....................       710,000              2.1%
All executive officers and directors as
 a group (three persons)(1)(2)(3)(7) ....    10,437,822             28.9%
First Capital Holdings
 International, Inc. (4) ................     2,589,470              7.7%
Langley Park Investment Trust PLC (5) ...     5,882,352             17.6%
Robinson Reed, Inc. (6) .................     2,589,470              7.7%
Preston & Price, S.A. (7) ...............     1,500,000              4.5%
Jenell Del Rio(Fontes)(8) ...............     1,593,571              4.5%
Curtis Lawler (9) .......................     2,320,000              6.7%

* represents less than 1%

(1) The number of shares beneficially owned by Mr. Perle includes:

         o 436,500 shares held in trust for his minor children,

         o 1,500,000 shares of common stock held by Preston & Price, S.A., over which Mr. Perle can exercise voting rights. See footnote 7 below, and

         o options to purchase 1,649,822 shares of common stock with exercise prices ranging from $0.0001 to $0.45 per share held by Mr. Perle.

         The shares beneficially owned by Mr. Perle excludes securities owned by his fiancee, Jenell Del Rio (Fontes), over which he disclaims any beneficial ownership. See footnote 8 below.

(2) The number of shares beneficially owned by Mr. Hagan includes

         o 375,000 shares of our common stock held by his wife Stephanie and 250,000 shares of our common stock held by his daughter, Makena Hagan, but excludes 298,864 shares of common stock and 37,500 warrants held by the Sandra
L. Hagan Irrevocable Trust over which he disclaims beneficial ownership, and

         o options to purchase 350,000 shares of our common stock exercisable at prices ranging from $0.45 to $1.75 per share.

(3) The number of shares beneficially owned by Mr. Galterio includes options to purchase 600,000 shares of our common stock exercisable at prices ranging from $0.45 to $1.75 per share and warrants to purchase 110,000 shares of our common stock exercisable at $0.375 per share. Mr. Galterio, an employee of vFinance Investments, Inc., disclaims beneficial ownership of any of our securities which may be owned by that firm.

(4) The number of shares beneficially owned by First Capital Holdings International, Inc. includes warrants to purchase 281,250 shares of our common stock exercisable at $1.49 per share and 58,220 shares of our common stock which we are obligated to issue as a result of our failure to timely file the registration statement of which this prospectus is a part. Mr. Andri Athanasiou is the control person of First Capital Holdings International, Inc.

(5) Messrs. Alstair Rae and Harry Pearl are the control persons of Langley Park Investments, PLC.

(6) The number of shares beneficially owned by Robinson Reed Inc. includes warrants to purchase 281,250 shares of our common stock exercisable at $1.49 per share and 58,220 shares of our common stock which we are obligated to issue as a result of our failure to timely file the registration statement of which this prospectus is a part. Mr. Geoffrey Magistrate is the control person of Robinson Reed Inc. Robinson Reed Inc. has contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder's beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

(7) Mr. Cery B. Perle holds voting control over the shares owned beneficially by Preston & Price, S.A. See footnote 1 above. Mr. Peter Grut is the control person of Preston & Price, S.A.

(8) Includes 603,571 shares of our common stock issuable upon the exercise of options with exercise prices ranging from $0.0001 to $0.45 per share, 733,333 shares of common stock issuable upon the conversion of the $275,000 principal amount 12.5% convertible subordinated promissory debenture issued to her in March 2005 based upon a conversion price of $0.375 per share together with 256,667 shares of common stock issuable upon the exercise of a warrant with an exercise price of $0.375 per share issued in conjunction with the debenture. Ms. Fontes, an employee of our company, is Mr. Perle's fiancee. See footnote 1 above.

(9) The number of shares owned includes 800,000 shares underlying a 12.5% convertible subordinated promissory debenture and 280,000 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. At September 30, 2005 we had 33,448,878 shares of common stock and no shares of preferred stock issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

COMMON STOCK PURCHASE WARRANTS

         At September 30, 2005 we had common stock purchase warrants outstanding to purchase an aggregate of 5,174,169 shares of our common stock as follows:

         WARRANTS ISSUED IN THE 8% PROMISSORY NOTES TRANSACTION

         In connection with the sale of $1,835,343 principal amount 8% promissory notes, we issued the note holders five year common stock purchase warrants to purchase an aggregate of 2,243,125 shares of our common stock which initially had at exercise prices ranging from $0.75 to $1.25 per share. We also issued the placement agent warrants to purchase 415,000 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.25 per share as partial compensation for their services in connection with this offering. The exercise price of the warrants and the number of shares issuable upon the exercise of these warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.75 per share within two years following the date of issuance of the warrants, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors, provided that the Board includes a member nominated by vFinance Investments, Inc., or any securities approved by a majority in interest of the 8% promissory note holders. As a result of the sale of our 12.5% convertible promissory debentures in March 2005, the exercise price of these warrants was reduced to $0.375 per share. We have the right to call all of the warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 consecutive trading days within 30 days of our call notice. We may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

         WARRANTS ISSUED IN THE 10% SECURED NOTES TRANSACTION

         In connection with the sale of $665,000 principal amount 10% secured notes we issued the holders of the notes five year common stock purchase warrants to purchase 332,500 shares of our common stock at an exercise price of $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

         WARRANTS ISSUED IN THE ROBINSON REED / FIRST CAPITAL HOLDINGS INTERNATIONAL TRANSACTION

         In connection with the sale of shares of our common stock to Robinson Reed, Inc. and First Capital Holdings International we issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.55 per share. The number of shares and exercise price of the warrant are subject to adjustment in the event of recapitalizations, reorganization, consolidations, mergers, stock dividends or stock combinations, or if we issue shares of our common stock, or any common stock equivalents at a price per share less than the exercise price then in effect. As a result of the sale of our 12.5% convertible promissory debentures in March 2005, the exercise price of the warrants was reduced to $1.49 per share. The warrant holders have contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder's beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

         WARRANTS ISSUED IN THE 12.5% CONVERTIBLE SUBORDINATED PROMISSORY DEBENTURE TRANSACTION

         In connection with the sale of our 12.5% convertible subordinated promissory debentures in March 2005 we issued the purchasers warrants to purchase an aggregate of 576,668 shares of our common stock. The common stock purchase warrants entitle the holders to purchase the shares at an exercise price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes described above, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes. We granted the holders piggy-back registration rights covering the shares of common stock underlying the warrants.

         WARRANTS ISSUED IN 2005 UNIT PRIVATE PLACEMENT

         In connection with our unit private placement closed in September 2005 we issued the purchasers five year common stock purchase warrants to purchase and aggregate of 807,891 shares of our common stock. The common stock purchase warrants entitle the holders to purchase the shares at an exercise price of $1.30 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. We granted the holders registration rights covering the shares of common stock underlying the warrants and the resale of those shares are covered by this prospectus.

         OTHER COMMON STOCK PURCHASE WARRANTS

         We currently have outstanding common stock purchase warrants to purchase an aggregate of 280,001 shares of our common stock which are exercisable at $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

TRANSFER AGENT

         Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67 Place, Scottsdale, Arizona and its telephone number is 480-481-3940.

                            SELLING SECURITY HOLDERS

         This prospectus relates to periodic offers and sales of 11,155,674 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

         o  5,537,782 shares of common stock presently outstanding,
         o 4,233,334 shares of common stock underlying 12.5% convertible subordinated promissory debentures, including 846,667 shares of common stock which may be issued as interest, and
         o 1,654,558 shares of common stock underlying common stock purchase warrants.

The following table sets forth

         o  the name of each selling security holder,
         o  the number of shares owned, and
         o the number of shares being registered for resale by the selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

                                         Number      Percentage       Shares        Shares to       Percentage
Name of Selling                        of shares    owned before      to be          be owned       owned after
Security Holder                          owned        offering       offered      after offering     offering
---------------                        ---------    ------------     ---------    --------------     --------
ATN Enterprises LLC (1) .............    750,000        2.2%           750,000              0          n/a
Sundar Communications Group (2) .....    175,000        *              175,000              0          n/a
Robert Lucas and Shelly Lucas (3) ...    927,272        2.8%           927,272              0          n/a
Roger Ostergren (4) .................     57,955        *               57,955              0          n/a
Lars-Goran Ostergren (5) ............    304,468        *              467,197              0          n/a
Sandra L. Hagan Revocable Trust(6) ..    298,864        *              298,864              0          n/a
Kenneth Eldridge (7) ................    115,909        *              115,909              0          n/a
Kobe Partners, LP (8) ...............    115,909        *              115,909              0          n/a
Jenell Del Rio (Fontes) (9) .........  1,593,571        4.5%         2,090,000        603,571          1.8%
Curtis Lawler (10) ..................  2,320,000        6.7%         3,530,000              0          n/a
John Goli (11) ......................     33,334        *               73,334              0          n/a
Carsten Bosse (12) ..................     33,334        *               73,334              0          n/a
Gavin Richies (13) ..................    927,272        3.3%           927,272              0          n/a
Alvin Siegel (14) ...................     63,750        *               63,750              0          n/a
Edge LLC (15) .......................     63,750        *               63,750              0          n/a
Christopher Gordon (16) .............    115,909        *              115,909              0          n/a
Vincent LaBarbara (17) ..............     49,261        *               49,261              0          n/a
Nunley Investments LLC (18) .........    173,864        *              173,864              0          n/a
Austin Gleason Pension Plan (19) ....    173,864        *              173,864              0          n/a
Leonard Shiller (20) ................    115,909        *              115,909              0          n/a
Edge Capital Partners (21) ..........     63,750        *               63,750              0          n/a
Michael T. Ryan .....................    100,000        *              100,000              0          n/a
Sharon Stanowski ....................    100,000        *              100,000              0          n/a
Richard David (22) ..................    872,682        2.6%           100,000        772,681          2.3%
Gad Janay (23) ......................    505,504        1.5%           201,755        303,749          n/a
Barry Davidson (24) .................    231,818        *              231,818              0          n/a
                                                                    ----------
         Total ......................                               11,155,674

* represents less than 1%

(1) Mr. Steven Fischler has voting and dispositive control over securities held by ATN Enterprises LLC.

(2) Mr. Jason Sundar has voting and dispositive control over securities held by Sundar Communications Group.

(3) The number of shares owned and offered includes 200,000 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.30 per share.

(4) The number of shares owned and offered includes 12,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.30 per share.

(5) The number of shares owned includes (i) 106,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 64,167 shares underlying common stock purchase warrants with exercise prices ranging from $0.375 to $1.30 per share. The number of shares offered includes (i) 266,666 shares underling a 12.5% convertible subordinated promissory debenture, including 53,333 shares which may be issued as interest, and (ii) 64,167 shares underlying common stock purchase warrants with exercise prices ranging from $0.375 to $1.30 per share.

(6) The number of shares owned and offered includes 37,500 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Ms. Sandra L. Hagan has voting and dispositive control over securities held by Sandra L. Hagan Revocable Trust.

(7) The number of shares owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(8) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Peter Ockner has voting and dispositive control over securities held by Kobe Partners, LP.

(9) The number of shares owned includes (i) 603,571 shares of our common stock issuable upon the exercise of options with exercise prices ranging from $0.0001 to $0.45 per share, (ii) 733,333 shares underling a 12.5% convertible subordinated promissory debenture, and (iii) 256,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share. The number of shares offered includes (i) 1,833,334 shares underling a 12.5% convertible subordinated promissory debenture, including 366,667 shares which may be issued as interest, and (ii) 256,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share. Ms. Fontes is an employee of our company.

(10) The number of shares owned includes 800,000 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 280,000 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 2,000,000 shares underling a 12.5% convertible subordinated promissory debenture, including 400,000 shares which may be issued as interest, and (ii) 280,000 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(11) The number of shares owned includes 26,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 6,667 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 66,666 shares underling a 12.5% convertible subordinated promissory debenture, including 13,333 shares which may be issued as interest, and (ii) 6,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(12) The number of shares owned includes 26,667 shares underlying a 12.5% convertible subordinated promissory debenture, and (ii) 6,667 shares underlying a common stock purchase warrant with an exercise price of $0.375 per share. The number of shares offered includes (i) 66,666 shares underling a 12.5% convertible subordinated promissory debenture, including 13,333 shares which may be issued as interest, and (ii) 6,667 shares underlying common stock purchase warrants with an exercise price of $0.375 per share.

(13) The number of owned and offered includes 200,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(14) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(15) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge LLC. The number of shares beneficially owned by Edge LLC as disclosed in this footnote exclude any holdings of Edge Capital Partners Ltd., an entity over which he holds voting and dispositive power. See footnote 21 to this table.

(16) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(17) The number of owned and offered includes 10,625 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(18) The number of owned and offered includes 37,500 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Pierce D. Nunley has voting and dispositive control over securities held by Nunley Investments LLC.

(19) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Austin Gleason has voting and dispositive control over securities held by the Austin Gleason Pension Plan.

(20) The number of owned and offered includes 25,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share.

(21) The number of owned and offered includes 13,750 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge Capital Partners. The number of shares beneficially owned by Edge Capital Partners as disclosed in this footnote exclude any holdings of Edge LLC, an entity over which he holds voting and dispositive power. See footnote 15 to this table.

(22) The number of shares owned includes 202,500 shares of common stock issuable upon the conversion of an outstanding 8% promissory note with a conversion price of $0.375 per share and 114,167 shares issuable upon the exercise of outstanding common stock purchase warrants with exercise prices ranging from $0.375 to $1.25 per share.

(23) The number of shares owned includes 202,499 shares of common stock issuable upon the conversion of an outstanding 8% promissory note with a conversion price of $0.375 per share and 43,516 shares underlying common stock purchase warrants with an exercise price of $1.30 per share. The number of shares offered includes 43,516 shares underlying common stock purchase warrants with an exercise price per share of $1.30 per share.

(24) The number of shares owned and offered includes 50,000 shares underlying common stock purchase warrants with an exercise price of $1.30 per share

         As described elsewhere in this prospectus, the conversion price of the 12.5% convertible subordinated promissory debentures, presently convertible into shares of our common stock at $0.375 per share, and the common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock issued in connection with the sale of the debentures which are presently exercisable at $0.375 per share, are subject to reset in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance. To provide for the possibility of future transactions which may result in a reduction of the conversion and exercise price of these securities, we have included 200% of the shares issuable upon the conversion of the 12.5% convertible subordinated promissory debentures, or a total of 3,386,667 shares, in the registration statement of which this prospectus is a part. The actual number of shares issuable upon the conversion or exercise of these securities may be less if the reset provision is never applied to the securities. Following the earlier of the conversion or exercise of the securities or expiration of the two year period in March 2007 we will file a post-effective amendment to the registration statement to deregister any shares which are no longer issuable in the event of a reset in the conversion or exercise prices of these securities.

         None of the selling security holders are broker-dealers or affiliates of broker-dealers. None of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

GENERAL

         Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o  privately negotiated transactions;

            o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

            o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

            o  a combination of any such methods of sale;

            o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

            o  any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

REGISTRATION OF SELLING SECURITY HOLDERS' COMMON STOCK

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We intend to use our best efforts to keep the registration statement of which this prospectus is a part current for such period as is necessary to permit the selling security holders to resell those shares. In connection with any such registration, we will have no obligation to assist or cooperate with the selling security holders in the offering or disposing of such shares; to indemnify or hold harmless the holders of any such shares, other than the selling security holders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

         o  the name of any broker-dealers;
         o  the number of common shares involved;
         o  the price at which the common shares are to be sold;
         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
         o  any other facts material to the transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At September 30, 2005 we had 33,448,878 shares of common stock issued and outstanding, of which 23,679,979 shares are "restricted securities." Of this amount, 5,015,907 shares were included in the registration statement of which this prospectus is a part and will be freely tradable shares by persons other than our affiliates, as defined under Rule 144 under the Securities Act, upon the effective date of the registration statement of which this prospectus is a part so long as we keep this prospectus current. In addition, the registration statement of which this prospectus is a part also registers shares of our common stock issuable upon the exercise of outstanding warrants or the conversion of our 8% promissory notes. Upon the exercise or conversion of those securities in accordance with their respective terms, the underlying shares will be freely tradable by persons other than our affiliates providing that this prospectus is current.

         In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431. Members and employees of this firm own an aggregate of 10,000 shares of our common stock as well as options to purchase an additional 125,000 shares of common stock.

                                     EXPERTS

         Our financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

                  Public Reference Room Office
                  100 F Street, N.E.
                  Room 1580
                  Washington, D.C. 20549

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

                        NEWPORT INTERNATIONAL GROUP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2005

                                      INDEX

                                                                            Page

Consolidated Balance Sheet...................................................F-2

Consolidated Statements of Operations........................................F-3

Consolidated Statements of Cash Flows........................................F-4

Notes to Consolidated Financial Statements...................................F-6

                        NEWPORT INTERNATIONAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2005
                                   (Unaudited)

                                     ASSETS
Current Assets:
  Cash ..........................................................  $     49,687
  Deposit .......................................................        25,000
                                                                   ------------
     Total current assets .......................................        74,687

  Investment in trading securities ..............................       642,117
  Restricted investment in marketable securities ................       133,921
  Property and equipment, net of accumulated depreciation
    of $66,000 ..................................................       164,976
  Deferred financing costs, net of accumulated amortization
    of $263,728 .................................................       170,882
  Other assets ..................................................        36,301
                                                                   ------------

     Total assets ...............................................  $  1,222,884
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable and accrued expenses .........................  $    542,708
  Current portion of capitalized lease obligations ..............         4,139
  8% Convertible promissory notes, net of debt discount
    of $1,150,705 ...............................................       431,513
  Accrued interest on convertible promissory notes ..............        50,329
  Due to stockholder ............................................        15,000
                                                                   ------------

     Total current liabilities ..................................     1,043,689

  12.5% Convertible promissory notes, net of debt discount
    of $533,162 .................................................       101,838
  Capitalized lease obligations, net of current portion .........        10,805
  Other liabilities .............................................         6,426
                                                                   ------------

     Total liabilities ..........................................     1,162,758

  Common stock subject to put ...................................     5,000,000

Stockholders' Deficit:
  Preferred stock; $.0001 par value, 5,000,000 shares authorized,
    none issued and outstanding .................................             -
  Common stock; $.001 par value, 150,000,000 shares authorized,
    27,489,251 issued and outstanding ...........................        27,489
  Additional paid-in capital ....................................    34,566,749
  Accumulated deficit ...........................................   (34,534,112)
  Common stock subject to put ...................................    (5,000,000)
                                                                   ------------

     Total stockholders' deficit ................................    (4,939,874)
                                                                   ------------

     Total liabilities and stockholders' deficit ................  $  1,222,884
                                                                   ============

                 See Notes to Consolidated Financial Statements.

                                     NEWPORT INTERNATIONAL GROUP, INC.
                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (Unaudited)
                                                    For the three-month            For the six-month
                                                       periods ended                 periods ended
                                                         June 30,                      June 30,

                                                    2005           2004           2005           2004
                                                ------------   ------------   ------------   ------------
Revenues .....................................  $      9,582   $      3,390   $     13,428   $      3,390
                                                ------------   ------------   ------------   ------------

Operating expenses:
  Research and development ...................        91,065        168,029        331,148        361,057
  Sales, general and administrative ..........     1,227,999        927,524      2,230,939      1,842,053
                                                ------------   ------------   ------------   ------------

     Total operating expenses ................     1,319,064      1,095,553      2,562,087      2,203,110
                                                ------------   ------------   ------------   ------------

     Operating loss ..........................    (1,309,482)    (1,092,163)    (2,548,659)    (2,199,720)
                                                ------------   ------------   ------------   ------------

Other expenses ...............................             -              -       (172,929)             -
Unrealized loss-transfer of available-for-sale
 securities to trading securities ............    (4,999,263)             -     (4,999,263)             -
Realized loss on restricted investment .......    (5,777,843)             -     (5,777,843)
Unrealized loss-trading securities ...........      (270,384)             -       (270,384)             -
Interest expense .............................      (752,271)      (387,533)    (1,065,639)    (3,942,292)
                                                ------------   ------------   ------------   ------------
  Total other expenses, net ..................   (11,799,761)      (387,533)   (12,286,058)    (3,942,292)

Net loss .....................................  $(13,109,243)  $ (1,479,696)  $(14,834,717)  $ (6,142,012)
                                                ============   ============   ============   ============

Transfer of previous unrealized loss
 on restricted investment ....................     4,999,263              -      4,999,263             -
Transfer of available-for-sale securities to
 trading securities ..........................     4,999,263              -      4,999,263              -
                                                ------------   ------------   ------------   ------------

Comprehensive loss ...........................  $ (3,110,717)  $ (1,479,696)  $ (4,836,191)  $ (6,142,012)
                                                ============   ============   ============   ============

Basic and diluted net loss per common share ..  $      (0.48)  $      (0.10)  $      (0.55)  $      (0.54)
                                                ============   ============   ============   ============

Basic and diluted weighted average common
 shares outstanding ..........................    27,092,909     14,302,494     26,941,846     11,356,923
                                                ============   ============   ============   ============

                              See Notes to Consolidated Financial Statements.
                                                    F-3

                                     NEWPORT INTERNATIONAL GROUP, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 For the six-month periods ended June 30,
                                                (Unaudited)
                                                                                  2005            2004
                                                                              ------------    -----------
Cash flows from operating activities:
Net loss ...................................................................  $(14,834,717)   $(6,142,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss-transfer of available-for-sale securities to trading
 securities ................................................................     4,999,263              -
Realized loss on restricted investment .....................................     5,777,843              -
Unrealized loss-trading securities .........................................       270,384              -
  Amortization of debt discount ............................................       853,174         81,967
  Excess of fair value of shares issued upon conversion of convertible
   promissory notes ........................................................        10,125              -
  Fair value of shares issued in connection with the settlement of
   pre-merger obligations ..................................................             -      3,482,382
  Fair value of shares of common stock isued in payment of interest on
   promissory notes ........................................................        72,315         34,561
  Fair value of shares issued in connection with the failure to timely file
   the registration statement ..............................................       132,851              -
  Depreciation .............................................................        37,876         27,558
  Amortization of deferred financing costs .................................       124,303         40,097
  Fair value of stock options issued to employees and consultants for
   services rendered .......................................................       282,130        497,938
  Common stock issued to consultants for services rendered .................        13,440        134,000
  Common stock issued in connection with note payable ......................             -        194,000
Changes in operating assets and liabilities
  Due from related party ...................................................             -         23,400
  Accounts payable and accrued expenses ....................................       195,487        291,731
  Accrued interest on note receivable ......................................         1,200              -
  Accrued interest on convertible promissory notes .........................        12,654         76,421
                                                                              ------------    -----------

Net cash used in operating activities ......................................    (2,051,672)    (1,257,957)
                                                                              ------------    -----------

Cash flows from investing activities:
  Cash acquired from merger ................................................             -         16,196
  Proceeds from disposition of marketable securities .......................        68,925              -
  Proceeds from note receivable ............................................        85,000              -
  Purchases of property and equipment ......................................       (92,199)       (45,046)
                                                                              ------------    -----------

Net cash (used in) provided by investing activities ........................        61,726        (28,850)
                                                                              ------------    -----------

Cash flows from financing activities:
  Principal repayments on lease obligations ................................        (2,553)        (4,792)
  Proceeds from issuance of convertible promissory notes ...................       635,000      1,401,023
  Advances from stockholder ................................................             -        225,000
  Proceeds from exercise of stock options ..................................           413            750
  Payments of convertible promissory notes .................................      (265,000)             -
  Payments of deferred financing costs .....................................             -       (145,069)
  Payments of notes payable ................................................             -       (250,000)
                                                                              ------------    -----------

Net cash provided by financing activities ..................................       367,860      1,226,912
                                                                              ------------    -----------

Decrease in cash ...........................................................    (1,622,086)       (59,895)

Cash, beginning of period ..................................................     1,671,773         80,702
                                                                              ------------    -----------

Cash, end of period ........................................................  $     49,687    $    20,807
                                                                              ============    ===========
                                                                                              (continued)
                              See Notes to Consolidated Financial Statements.
                                                    F-4

                                     NEWPORT INTERNATIONAL GROUP, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 For the six-month periods ended June 30,
                                                (Unaudited)
                                                (continued)
                                                                                   2005           2004
                                                                               -----------    -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest ...................................   $     3,601    $         -
                                                                               ===========    ===========

  Cash paid during the year for taxes ......................................   $         -    $         -
                                                                               ===========    ===========

Supplemental schedule of non-cash financing and investing activities:

Fair value of warrants issued in connection with the issuance of the
convertible notes and corresponding debt discount ..........................   $   182,263    $   506,036
                                                                               ===========    ===========

Fair value of warrants issued to placement agent in connection with the issuance of the convertible notes and corresponding increase in deferred
financing costs ............................................................   $         -    $    51,101
                                                                               ===========    ===========

Fair value of repricing of warrants issued to placement agent in connection with the issuance of the 8% convertible notes and corresponding increase in
deferred financing costs ...................................................   $   140,149    $         -
                                                                               ===========    ===========

Fair value of repricing of warrants and beneficial conversion feature issued in connection with the issuance of the 8% convertible notes and
corresponding debt discount ................................................   $ 1,154,635    $         -
                                                                               ===========    ===========

Beneficial feature resulting from issuance of convertible promissory notes
and corresponding debt discount ............................................   $   423,956    $   520,687
                                                                               ===========    ===========

Fair value of issuance of common stock in connection with the setllement of
pre-merger obligations .....................................................   $         -    $   544,368
                                                                               ===========    ===========

Conversion of convertible promissory notes in shares of common stock .......   $   200,625    $         -
                                                                               ===========    ===========

                              See Notes to Consolidated Financial Statements.
                                                    F-5

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

Newport International Group, Inc. (the "Company") was a development stage company incorporated in Delaware in December 1999. During February 2004, the Company acquired GrassRoots Communications, Inc. ("GrassRoots"). The Company, through one of its subsidiaries, Spare Backup, Inc., sells on-line backup solutions software and services to individuals, business professionals, small office and home office companies, and small to medium sized businesses. The Company has substantially discontinued its marketing and development efforts under GrassRoots.

The acquisition of GrassRoots was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as GrassRoots as the acquiror. The results of operations discussed below represent the operations of GrassRoots through February 9, 2004. The results of operations subsequent to that date reflect the consolidated operations of GrassRoots and the Company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

The accompanying financial statements have been prepared on a going concern basis. The Company has generated minimal revenue since its inception on June 12, 2002, has incurred net losses of approximately $28.7 million. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the valuation of its restricted investment and stock-based instruments granted to noteholders and consultants. Actual results will differ from these estimates.

LOSS PER SHARE

Loss per share is based on the weighted average number of common shares outstanding. The outstanding warrants and stock options amounting to 4,488,343 and 7,400,189, respectively, as of June 30, 2005, and the outstanding warrants and stock options as of June 30, 2004 are excluded from the loss per share computation due to their antidilutive effect.

RISKS AND UNCERTAINTIES

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. During 2005, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's cash and cash equivalents, accounts payable and accrued expenses and due to stockholder approximate their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the convertible notes approximates the estimated fair value for these financial instruments as management believes that such convertible notes constitute substantially all of the Company's debt and the interest payable on the convertible notes approximates the Company's incremental borrowing rate.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT IN EQUITY SECURITIES

The Company holds 6,484,840 shares of a United Kingdom Corporation (the "Investee") pursuant to a stock-exchange agreement whereby the Company issued 5,882,352 of its shares of common stock in exchange for the Investee's stock. At the time of issuance, the Company recorded the cost of the investment at the market value of the shares exchanged of approximately $11.8 million.

The Company holds 3,242,420 shares of the Investee in an escrow account which may not be released without the the Investee's permission until July 2006. If the average of the closing bid prices per share of the Company's common stock during the 10 trading days immediately preceding July 30, 2006 ("Average Closing Bid Price") is below $2.01, the Investee will repurchase a proportion of its shares held in escrow at a price of $0.02 per share. The proportion to be repurchased is computed using the difference between $2.01 and the Average Closing Bid Price as the numerator and $2.01 as the denominator. Until these shares are released from escrow, the Company accounts for the value attributable to such shares as restricted investment in marketable securities and is presented as an asset. Management believes that the fair value of this investment is impaired and has adjusted its carrying value to approximately $134,000 as of June 30, 2005. The decrease in the carrying and the fair value of these shares of approximately $5.8 million as of June 30, 2005 has been recorded as a realized loss in its statement of operations.

The Company holds 3,242,420 shares of the Investee as collateral for the Company's possible obligation to repurchase 2,500,000 shares it has issued in a private placement during November 2004. It has sold these shares in July 2005, generating proceeds of approximately $640,000. The decrease in the carrying and the fair value of this investment of approximately $5.3 million as of June 30, 2005 has been recorded as unrealized loss in the statement of operations.

COMPREHENSIVE LOSS

Comprehensive loss is defined as a change in equity during the period from transactions and other events and circumstances from non-owner resources. Included in this category is the change resulting from the difference between the carrying value and the market value of the restricted investment in equity securities amounting to approximately $5.1 million as of June 30, 2005. Additionally, the Company is now accounting for the investment used as collateral for the Company's possible obligation to repurchase 2,500,000 shares as investment in trading equity securities instead of investment in equity securities available-for-sale. Accordingly, it has transferred an unrealized loss of $4,999,263 from other comprehensive loss to unrealized loss in its statement of operations.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The Company believes that the current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no software development costs have been capitalized as of June 30, 2005.

PROPERTY AND EQUIPMENT

Property and equipment, which primarily consists of office equipment and computer software, are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other income (expense) in the accompanying statements of operations.

DEFERRED FINANCING COSTS

Deferred financing costs represent costs incurred in connection with the issuance of the convertible promissory notes. Deferred financing costs are being amortized over the terms of the related debt agreements, which range between one to two years.

STOCK-BASED COMPENSATION

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and EITF Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. The disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

The Company has adopted the disclosure requirements of SFAS No. 148 effective January 1, 2003. The adoption of this standard did not have a significant impact on the Company's financial condition or operating results.

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25. As permitted by SFAS No. 123, as amended by SFAS No. 148, the Company has chosen to continue to account for its employee stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123, as amended by SFAS No. 148. Had employee stock based compensation cost been determined using the fair value method the Company's net loss for the respective six-month period period ended June 30 would have been adjusted to the proforma amounts indicated below:

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                        2005            2004
                                                        ----            ----

Net loss as reported .............................  $(14,834,717)   $(6,142,012)
Add:
  Stock-based compensation expense included in
   reported net loss, net of related tax effects..       206,780        493,813
Deduct:
  Total stock-based compensation expense
   under fair value based method for all awards,
   net of related tax effects ....................      (288,050)      (186,768)
                                                    ------------    -----------

Pro forma net loss ...............................  $(14,915,987)   $(5,834,967)
                                                    ============    ===========

The pro forma amounts reflected above may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense as the options vest and additional options may be granted in future years.

The fair value of the options granted during the six-month period ended June 30, 2005 and 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.32%-3.95% and 3.0%, respectively; stock volatility of 86% and 42%, respectively; no dividends; and estimated life of 36 months.

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS

As a result of a normal periodic review of its financial statements by the staff of the Securities and Exchange Commission, and after reviewing certain accounting principles we have applied in previously issued financial statements, management has determined, on November 1, 2005, that the fair value of the Company's restricted investment in marketable securities was impaired and that its carrying amount should be reduced accordingly.

Previously, the Company had presented its restricted investment in marketable securities at a value of $795,311. After considering the length of time and the extent to which the market value of the restricted investment has been less than its costs and other factors, the Company has determined that the fair value of the restricted investment amounted to $133,921 as of June 30, 2005. Consequently, management is restating its interim financial statements as of June 30, 2005 and for the interim period then ended. The change in carrying value of the Company's restricted investment in marketable securities has for effect to decrease its assets and increase the stockholders' deficit by $661,390 as of June 30, 2005. The change in carrying value of the Company's restricted investment in marketable securities also has for effect to increase its net loss by $5,777,843 for the three-month and the six-month period ended June 30, 2005, increase its comprehensive loss by $661,390 for the three-month and the six-month periods ended June 30, 2005, and increase its loss per share by $0.21 for the three-month and six-month periods ended June 30, 2005. The change in carrying value of the Company's restricted investment in marketable securities does not have any impact on the Company's consolidated statement of of cash flows for the interim periods ended June 30, 2005.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CONVERTIBLE PROMISSORY NOTES

Convertible promissory notes consist of the following as of June 30, 2005:

8% Convertible promissory notes, bearing interest at 8% per
annum, maturing on March 1, 2006. Interest payable March 31, 2004 and every quarter thereafter either in cash or common stock.
Interest paid in common stock is convertible using the 10-day average closing bid of the stock prior to the end of the quarter.
Each occurrence of interest not paid within 30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and the exercise price of the
related warrants. The promissory notes are convertible at any time at the option of the holder, into shares of common stock at
a rate of $0.375. ...............................................   $ 1,582,218
Less:  unamortized discount .....................................    (1,150,705)
                                                                    -----------
Convertible promissory notes-long-term ..........................   $   431,513
                                                                    ===========

12.5% Convertible promissory notes, bearing interest at 12.5% per annum, maturing between March and June 2007. Interest payable
June 30, 2005 and every quarter thereafter either in cash or common stock. Interest paid in common stock is convertible using the 5-day average closing price of the stock prior to the end of the quarter. Each occurrence of interest not paid within 30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and the exercise price of the related warrants. The promissory notes are
convertible into shares of common stock at a rate of $0.375. ....   $   635,000
Less: unamortized discount ......................................      (533,162)
                                                                    -----------
Convertible promissory notes-short term .........................   $   101,838
                                                                    ===========

In connection with the issuance of the 8% convertible promissory notes, the Company issued 1,501,875 warrants to purchase common stock of the Company at an exercise price of $1.25 per share during 2004. The warrants are exercisable for a period of five

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CONVERTIBLE PROMISSORY NOTES (CONTINUED)

years. The fair value of the warrants at the date of issuance of approximately $366,000 has been recorded as a debt discount. The debt discount is amortized over two years using the imputed interest rate method.

The convertible rates for the 8% convertible promissory notes interest accrued as of June 30, 2005 amounted to $0.40 per share. The Company issued 69,840 and 12,204 shares in connection with the payment of interest on the 8% convertible promissory notes during the six-month period ended June 30, 2005 and 2004, respectively. The fair value of such shares amounted to approximately $35,000 and $35,000, respectively. Furthermore, the Company issued 126,315 shares in July 2005 in connection with the payment of accrued interest of approximately $50,000 as of June 30, 2005.

During the six-month ended June 30, 2005, the Company satisfied the remaining 10% Convertible Promissory Notes amounting to $325,000 by paying $265,000 and issuing 75,000 shares of common stock. The fair value of the shares of common stock amounted to $48,750.

During the six-month ended June 30, 2005, one of the noteholders of a 8% convertible promissory note converted two promissory notes and accrued interest amounting to approximately $154,000 in 410,947 shares of common stock valued at approximately $164,000. The excess of the fair value of the converted shares over the carrying value of the promissory notes and accrued interest, which amounted to $10,125, was recorded as interest expense in the accompanying statement of operations.

During the six-month period ended June 30, 2005 and 2004, the Company received $635,000 and $1,401,023, respectively, in consideration for the issuance of the convertible promissory notes.

In the event the Company issues any shares of its common stock or issues any options, warrants, convertible preferred stock or convertible debt issuable or convertible into common stock of the Company at an exercise price or conversion price per share less than $0.75 per share within two years following the closing of the 8% Convertible Promissory Notes , then the exercise price of the warrants issued pursuant to the Follow-on Financing will reset to such lower price. As of June 30, 2005, the exercise price of such warrants are $0.375.

The Company has the right to call all of the 8% Convertible promissory notes and 12.5% convertible promissory notes warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 business days. The Company may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CONVERTIBLE PROMISSORY NOTES (CONTINUED)

Amortization of the debt discount and amortization of the deferred financing costs amounted to approximately $854,000 and $124,000 and $82,000 and $40,000 during the six-month period ended June 30, 2005 and 2004, respectively, and are included in interest expense in the accompanying consolidated statements of operations.

Accrued interest on the Convertible Promissory Notes amounted to approximately $50,000 as of June 30, 2005.

In accordance with EITF Issue No.00-27,"Application of Issue No. 98-5, Accounting for convertible securities with beneficial conversion features of contingently adjustable conversion ratios, to certain convertible instruments", the Company recorded a beneficial conversion feature related to the Convertible promissory notes. Under the terms of these notes, the intrinsic value of the beneficial conversion feature was calculated assuming that the conversion date was the same as the issue date. During the three-month period ended June 30, 2005 and 2004, the beneficial conversion feature amounted to approximately $424,000 and $521,000. This beneficial conversion feature is reflected in the accompanying consolidated financial statements as additional paid-in capital and corresponding debt discount.

NOTE 5 - COMMON STOCK SUBJECT TO PUT

Pursuant to a private placement of shares of common stock finalized in November 2004, the investors have the right to have the Company reacquire all or a portion of 2,000,000 and 2,500,000 shares purchased at a price of $1.25 and $1.00 per share, respectively, in the event the average price per share is less than $1.25 and $1.00, respectively, for a period of ten consecutive trading days during an option period commencing eight months after the effective date of the Company's registration statement and extending for a period of thirty-six months thereafter. Such puts, valued at $5,000,000 as of June 30, 2005, are accounted as temporary equity in the accompanying balance sheet. Such investors have threatened to commence litigation and certain principals (See Note 7).

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' DEFICIT

ISSUANCE OF COMMON STOCK PURSUANT TO A SETTLEMENT OF DEBT

During February 2004, pursuant to a notification of default by the holder, the Company settled its outstanding notes to a stockholder, its affiliated entity and other participants. In connection with the settlement of all debt (the $370,000 convertible debenture and the $10,000 loan along with the related accrued loan premium of $100,000 and accrued interest of $158,368 due to a stockholder, and the loan of $100,000 along with the accrued loan premium of $50,000 and accrued interest of $6,000 to an affiliated entity), the Company disbursed $250,000 in cash and 1,365,000 shares of common stock, and 530,000 shares of common stock were returned to the Company for cancellation, which generated an interest expense of approximately $3.5 million during the six-month period ended June 30, 2004.

ISSUANCE OF COMMON STOCK PURSUANT TO SERVICES PERFORMED

During February 2005, the Company issued 28,000 shares of common stock to vendors for services performed. The fair value of such shares amounted to approximately $13,000 and has been recorded as selling general and administrative expenses.

ISSUANCE OF COMMON STOCK PURSUANT TO THE PAYMENT OF INTEREST ON THE CONVERTIBLE DEBT

The Company issued 69,840 and 12,204 shares in connection with the payment of interest on the 8% convertible promissory notes during the six-month period ended June 30, 2005 and 2004, respectively. The fair value of such shares amounted to approximately $35,000 and $35,000, respectively. Furthermore, the Company issued 126,315 shares in July 2005 in connection with the payment of accrued interest of approximately $50,000 as of June 30, 2005.

ISSUANCE OF COMMON STOCK PURSUANT TO FAILURE TO TIMELY FILE REGISTRATION
STATEMENT

During the six-month period ended June 30, 2005, the Company issued 92,903 shares of common stock pursuant to its failure to timely file its registration statement. The fair value of such shares amounted to approximately $133,000 and is included in other expenses in the accompanying statement of operations.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - STOCK OPTIONS AND WARRANTS

WARRANTS

During the six-month period ended June 30, 2005, the Company issued 576,668 warrants in connection with the issuance of the 12.5% Convertible Promissory Notes. The exercise price of the warrants is $0.375 per underlying share of common stock. The warrants expire in December 2009. The fair value of the warrants amounted to approximately $179,000 and has been recorded as an increase in debt discount and a corresponding increase in additional-paid-in capital.

The issuance of the 12.5% Convertible Promissory Notes triggered an adjustment in the exercise price of the following warrants:

      o 2,621,875 warrants issued to the holders of the 8% Convertible Promissory Notes. The exercise price of such warrants has been decreased from a range of $0.75- $1.25 to $0.375. The fair value of the decrease of the exercise price of the warrants and the beneficial conversion feature of approximately $452,000 and $702,000, respectively was recorded as an increase in debt discount and as an increase in additional paid-in capital;

      o 425,000 warrants issued to the placement agent of the 8% Convertible Promissory Notes. The exercise price of such warrants has been decreased from a range of $0.75- $1.25 to $0.375. The fair value of the decrease of the exercise price of the warrants of approximately $140,000 was recorded as an increase in deferred financing costs and as an increase in additional paid-in capital;

      o 562,500 warrants issued to shareholders in connection with the private placement closed in November 2004. The exercise price of such warrants has been decreased from a range of $1.55-1.60 to $1.49.

During the six-month period ended June 30, 2004, the Company issued 1,366,875 warrants in connection with the issuance of the 8% Convertible Promissory Notes. The fair value of the warrants amounted to approximately $495,000 and has been recorded as an increase in debt discount and a corresponding increase in additional-paid-in capital.

The Company used the following assumption to value the warrants issued during the three-month period ended June 30, 2005 and 2004: risk-free interest rate:
3.32%-3.95% and

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - STOCK OPTIONS AND WARRANTS (CONTINUED)

3.0%, respectively; volatility of 86% and 42%, respectively; estimated life of 4 years; and no dividend expected during the term.

STOCK OPTIONS

In 2002, the Company adopted the 2002 Stock Plan under which stock awards or options to acquire shares of the Company's common stock may be granted to employees and non-employees of the Company. The Company has authorized 12,000,000 shares of the Company's common stock for grant under the 2002 Plan. The 2002 Plan is administered by the Board of Directors and permits the issuance of options for the purchase of up to the number of available shares outstanding. Options granted under the 2002 Plan vest in accordance with the terms established by the Company's stock option committee and generally terminates ten years after the date of issuance.

The Company granted 185,000 and 200,000 options during the six-month period ended June 30, 2005 and 2004, respectively, to purchase common stock to non-employees for services performed. The exercise prices of such options ranged from $0.001 to $1.62 during the six-months ended June 30, 2005 and amounted to $2.40 for options granted during the six-month period ended June 30, 2004, respectively. As a result, the Company recorded consulting expense of approximately $75,000 and $80,000 during the six-month period ended June 30, 2005 and 2004, respectively, in accordance with SFAS No.123. Such consulting expenses are included in selling, general, and administrative expenses in the accompanying statement of operations.

The fair value of the options granted during the six-month period ended June 30, 2005 and 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.32-3.95% and 3.0%, respectively; stock volatility of 86% and 42%, respectively; no dividends; and estimated life of 36 months;

The Company issued 790,856 and 29,000 options with below market exercise prices during the six-month period ended June 30, 2005 and 2004, respectively. The issuance of such options to employees resulted in compensation expense pursuant to APB Opinion No. 25 amounting to approximately $207,000 and $41,000 during the six-month period ended June 30, 2005 and 2004, respectively.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LITIGATION

   FOCUS FOCUS
   -----------

On January 6, 2003, the Company entered into a stock purchase agreement (the "Agreement") with Focus Focus.com, Inc. ("Focus Focus") to purchase all of the issued and outstanding capital stock of Focus Focus for cash of $150,000 and promissory notes payable for $1,560,000. In May 2003, the Company received a letter from counsel for the former owners of Focus Focus advising the Company that it was in breach of the Agreement and promissory notes for failing to make scheduled monthly payments. Shortly thereafter, the Company returned the acquired assets and the Focus Focus stock to the former owners of Focus Focus.

In connection with the Agreement, the Company entered into three-month consulting agreements with the former owners of Focus Focus to perform certain consulting services for the Company. As consideration for the services rendered, the Company granted options to purchase 500,000 shares of the Company's common stock, which had an exercise price of $0.02 per share, and vested immediately. The Company contends that the former owners of Focus Focus did not perform under these consulting agreements, and accordingly, cancelled the options and recorded no consulting expense in the 2004 and 2003 accompanying financial statements, respectively.

No litigation has been filed by either party. However, in December 2004, the Company has received notice from the counsel of the former owners of Focus Focus that they are entitled to the options initially granted by the Company. The Company believes that this claim is without merit.

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of any such matter will have a material effect on the Company's financial position or results of operations.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

   ROBINSON REED, INC. AND FIRST CAPITAL HOLDINGS INTERNATIONAL, INC.
   ------------------------------------------------------------------

Robinson Reed, Inc. and First Capital Holdings International, Inc. ("Robinson Reed and First Capital") have recently threatened to bring litigation against the Company, the Company's directors and/or the Company's management, and to issue a press release in which they will disclose how $6.5 million of their investment in the Company was obtained through misrepresentation, fraud and failure to disclose material facts, and asserting that the Company acted in bad faith in connection with the issuance of a promissory note pursuant to the exercise of their put. Robinson Reed and First Capital have not specified the amount of their purported damages and have not indicated exactly whom they would sue or on what basis.

Since November 2004, the Company believes that Robinson Reed and First Capital have engaged in a relentless campaign to exploit its position as a start-up and to gain more stock and more benefits than was part of the original agreements with them. Since November 2004:

      1) Robinson Reed and First Capital received an additional 1,500,000 shares of our common stock as part of a settlement agreement that provided for a general release of all parties involved;

      2) Robinson Reed and First Capital threatened to sue Cery Perle and Richard Galterio, two of the Company's directors, by asserting claims that were either completely unsubstantiated or fully released by the settlement agreement;

      3) Robinson Reed and First Capital threatened to initiate regulatory investigations if the Company did not pay them $6.5 million dollars plus interest accruing at 7% per annum;

      4) Either Robinson Reed or First Capital breached a mutual non-disclosure agreement and contacted a retail outlet with which the Company was engaged in confidential negotiations;

      5) Robinson Reed and First Capital issued a put option notice to the Company in the middle of negotiations at a time when the parties were seeking to agree when the put options would become effective; and

      6) Robinson Reed and First Capital repeatedly refused to accept a convertible promissory note delivered to them in conformity with the agreements, and unreasonably demanded that a registration statement to register the Company's shares of common stock issuable upon conversion of the promissory note be filed with the SEC just one day after they gave the Company a demand for registration. No such requirements relating to timing of the registration statement are set forth in our agreements with Robinson Reed or First Capital.

We further understand that Robinson Reed and First Capital may have breached their stock purchase agreement with the Company, by transferring restricted securities to "individual investors" shortly after our original issuance, at a substantial mark-up from the original purchase price. Our stock purchase agreement with Robinson Reed and First Capital contained representations that they were purchasing the stock for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that neither

                        NEWPORT INTERNATIONAL GROUP, INC.
                                  JUNE 30, 2005
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Robinson Reed or First Capital had any present intention of selling, granting any participation in or otherwise distributing the same. The common stock the Company issued to Robinson Reed and First Capital contained an appropriate legend that the shares were not registered and could not be sold or transferred without compliance with the Securities Act of 1933, as amended. Given the timing of the transfer, which the Company's management understands to have taken place very shortly after our original issuance, the Company is not certain if Robinson Reed and First Capital had valid exemptions when they transferred its stock to these "individual investors".

The Company believes that the demands and requests from Robinson Reed and First Capital are unreasonable and unwarranted. Management intends to vigorously defend any and all claims brought against the Company, its directors and its management by Robinson Reed and or First Capital, and, if a lawsuit is filed, management will assert various counterclaims against them. We have retained counsel to represent us in the event of such litigation. Management is unable to determine the outcome of this matter at this time

   SPENCE MCLAUGHLIN CONSULTING GROUP
   ----------------------------------

During the quarter ended June 30, 2005, an arbitrator awarded a consultant certain compensation amounting to $81,250 payable by Grassroots, one of the Company's subsidiaries. The Company has recorded a corresponding liability in the accompanying financial statements.

NOTE 9 - SUBSEQUENT EVENTS

Between July 1 and August 4, 2005, the Company issued 734,817 shares pursuant to the conversion of certain 8% convertible promissory notes amounting to $275,557. Additionally, during the same period, the Company issued 286,250 shares pursuant to the exercise of certain warrants which generated proceeds of approximately $107,344.

The Company issued 126,315 shares in July 2005 in connection with the payment of accrued interest of approximately $50,000 as of June 30, 2005.

On July 1, the Company granted 700,000 stock options to two of its directors and 500,000 stock options to its chief executive officer. The exercise price of such options amounts to $0.45 per share, which represents the fair value of the price per share at the time of grant.

                        NEWPORT INTERNATIONAL GROUP, INC

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2004

                                      INDEX

                                                                            Page

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................F-23

FINANCIAL STATEMENTS

         Balance Sheet......................................................F-24

         Statements of Operations and Comprehensive Loss....................F-25

         Statements of Changes in Stockholders' Deficiency..................F-26

         Statements of Cash Flows...........................................F-28

         Notes of Financial Statements......................................F-30

                                                                805 Third Avenue
                                                              New York, NY 10022
                                                               Tel. 212-838-5100
                                                                Fax.212-838-2676
                                                        e-mail:info@sherbcpa.com

                                                 Offices in New York and Florida
________________________________________________________________________________
CERTIFIED PUBLIC ACCOUNTANTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Newport International Group, Inc.

We have audited the accompanying consolidated balance sheet of Newport International Group, Inc. and its Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newport International Group, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had net losses and cash used in operations of $14,258,448 and $5,059,918 respectively, for the year ended December 31, 2004. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ Sherb & Co., LLP
                                       Certified Public Accountants
New York, New York
February 16, 2005

                        NEWPORT INTERNATIONAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004


                                     ASSETS

Current Assets:
  Cash ..........................................................  $  1,671,773
  Deposit .......................................................        25,000
  Marketable security held for sale .............................        68,925
  Note receivable ...............................................        86,200
                                                                   ------------
     Total current assets .......................................     1,851,898

  Investment in equity securities ...............................       912,501
  Restricted investment in marketable securities ................       912,501
  Property and equipment, net of accumulated
    depreciation of $28,124 .....................................       110,654
  Deferred financing costs, net of accumulated
    amortization of $197,675 ....................................       155,036
  Other assets ..................................................        36,301
                                                                   ------------

     Total assets ...............................................  $  3,978,891
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses .........................  $    347,218
  Current portion of capitalized lease obligations ..............         6,932
  Convertible promissory notes, net of debt discount of $106,477        218,523
  Accrued interest on convertible promissory notes ..............        37,675
  Due to stockholder ............................................        15,000
                                                                   ------------

     Total current liabilities ..................................       625,348

  Convertible promissory notes, net of debt
  discount of $681,660 ..........................................     1,052,433
  Capitalized lease obligations, net of current portion .........        10,566
  Other liabilities .............................................         6,426
                                                                   ------------
     Total liabilities ..........................................     1,694,773

  Common stock subject to put ...................................     5,000,000
Stockholders' Deficit:
  Preferred stock; $.0001 par value, 5,000,000
    shares authorized, none issued and outstanding ..............            --
  Common stock; $.001 par value, 150,000,000
    shares authorized, 26,400,061 issued and outstanding ........        26,400
  Additional paid-in capital ....................................    31,955,639
  Accumulated other comprehensive loss ..........................    (9,998,526)
  Accumulated deficit ...........................................   (19,699,395)
  Common stock subject to put ...................................    (5,000,000)
                                                                   ------------

     Total stockholders' deficit ................................    (2,715,882)
                                                                   ------------

     Total liabilities and stockholders' deficit ................  $  3,978,891
                                                                   ============

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                       2004            2003
                                                   ------------    ------------

Revenues .......................................   $     10,583    $          -
                                                   ------------    ------------
Operating expenses:
  Research and development .....................        722,113         440,770
  Sales, general and administrative ............      6,085,908       4,595,683
                                                   ------------    ------------

     Total operating expenses ..................      6,808,021       5,036,453
                                                   ------------    ------------

     Operating loss ............................     (6,797,438)     (5,036,453)
                                                   ------------    ------------

  Other expenses ...............................         37,963          27,030
  Settlement with stockholders .................      2,775,000               -
  Other income .................................         (6,375)         (1,940)
  Interest expense .............................      4,654,422          11,709
                                                   ------------    ------------
  Total other expenses, net ....................      7,461,010          36,799

Net loss .......................................    (14,258,448)     (5,073,252)
                                                   ------------    ------------

Unrealized loss on restricted investment .......     (9,998,526)              -
                                                   ------------    ------------

 Comprehensive loss ............................   $(24,256,974)   $ (5,073,252)
                                                   ============    ============

Basic and diluted net loss per common share ....   $      (0.81)   $      (0.45)
                                                   ============    ============

Basic and diluted weighted average common
shares outstanding .............................     17,608,577      11,169,343
                                                   ============    ============

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 31, 2004


                                                                                 Common Stock            Additional
                                                                          ---------------------------     Paid-in
                                                                             Shares         Amount        Capital
                                                                          ------------   ------------   ------------
Balance at January 1, 2003 .............................................    10,034,333   $     10,034   $    578,766

Cancellation of common stock from founders .............................      (300,000)          (300)           300
Issuance of common stock for cash ......................................     1,703,353          1,703      1,231,172
Issuance of common stock for services rendered .........................       300,000            300        152,700
Issuance of common stock pursuant to exercise of stock options .........       566,667            567        324,433
Fair value warrants issued in connection with the Convertible
 promissory notes ......................................................            --             --         76,652
Compensation expense for options granted to employees ..................            --             --        745,625
Compensation expense for options granted to outside consultants ........            --             --      1,668,763
Net loss ...............................................................            --             --             --
                                                                          ------------   ------------   ------------
                                                                            12,304,353         12,304      4,778,411

Issuance of common stock pursuant to the merger with GrassRoots ........     1,009,112          1,009       (779,181)
Cancellation of common stockissued pursuant to extinghushment of debt ..      (530,000)          (530)            --
Issuance of common stock pursuant to the settlement of pre-merger
 obligations ...........................................................     1,365,000          1,365      4,025,385
Issuance of common stock pursuant to exercise of stock options .........       187,500            188        188,063
Issuance of common stock for cash, net of financing costs ..............     4,500,000          4,500      5,835,482
Issuance of common stock in connection with settlement with stockholders     1,500,000          1,500      2,773,500
Issuance of common stock pursuant to a share- exchange agreement .......     5,882,352          5,882     11,817,646
Issuance of common stock to pay interest on convertible promissory notes        48,921             49        108,504
Issuance of common stock to partially repay convertible promissory notes        40,000             40         59,960
Issuance of common stock to consultants and a reseller for services
 rendered ..............................................................       172,500            173        327,952
Issuance of common stock for failure to timely file registration
 statement .............................................................        20,323             20         37,943
Cancellation of shares issued to a reseller ............................      (100,000)          (100)            --
Fair value of warrants issued in connection with the convertible
 promissory notes ......................................................            --             --        760,290
Compensation expense for options granted to employees and consultants ..            --             --      1,432,701
Beneficial feature resulting from the issuance of convertible
 promissory notes ......................................................            --             --        588,983
Unrealized loss on investment in marketable securities .................            --             --             --
Net loss ...............................................................            --             --             --
                                                                          ------------   ------------   ------------
                                                                            26,400,061   $     26,400   $ 31,955,639
                                                                          ============   ============   ============
                                                                                                 (CONTINUED)

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 31, 2004
                                   (CONTINUED)

                                                                                         Accumulated
                                                                                            Other
                                                                          Accumulated   Comprehensive   Common Stock
                                                                            Deficit         Loss       Subject to Put      Total
                                                                          ------------  -------------  --------------  ------------
Balance at January 1, 2003 .............................................  $   (367,695)  $         --   $         --   $    221,105

Cancellation of common stock from founders .............................            --             --             --             --
Issuance of common stock for cash ......................................            --             --             --      1,232,875
Issuance of common stock for services rendered .........................            --             --             --        153,000
Issuance of common stock pursuant to exercise of stock options .........            --             --             --        325,000
Fair value warrants issued in connection with the Convertible
 promissory notes ......................................................            --             --             --         76,652
Compensation expense for options granted to employees ..................            --             --             --        745,625
Compensation expense for options granted to outside consultants ........            --             --             --      1,668,763
Net loss ...............................................................    (5,073,252)            --             --     (5,073,252)
                                                                          ------------   ------------   ------------   ------------
                                                                            (5,440,947)            --             --       (650,232)

Issuance of common stock pursuant to the merger with GrassRoots ........            --             --             --       (778,172)
Cancellation of common stockissued pursuant to extinghushment of debt ..            --             --             --           (530)
Issuance of common stock pursuant to the settlement of pre-merger
 obligations ...........................................................            --             --             --      4,026,750
Issuance of common stock pursuant to exercise of stock options .........            --             --             --        188,251
Issuance of common stock for cash, net of financing costs ..............            --             --     (5,000,000)       839,982
Issuance of common stock in connection with settlement with stockholders            --             --             --      2,775,000
Issuance of common stock pursuant to a share- exchange agreement .......            --             --             --     11,823,528
Issuance of common stock to pay interest on convertible promissory notes            --             --             --        108,553
Issuance of common stock to partially repay convertible promissory notes            --             --             --         60,000
Issuance of common stock to consultants and a reseller for services
 rendered ..............................................................            --             --             --        328,125
Issuance of common stock for failure to timely file registration
 statement .............................................................            --             --             --         37,963
Cancellation of shares issued to a reseller ............................            --             --             --           (100)
Fair value of warrants issued in connection with the convertible
 promissory notes ......................................................            --             --             --        760,290
Compensation expense for options granted to employees and consultants ..            --             --             --      1,432,701
Beneficial feature resulting from the issuance of convertible
 promissory notes ......................................................            --             --             --        588,983
Unrealized loss on investment in marketable securities .................            --     (9,998,526)            --     (9,998,526)
Net loss ...............................................................   (14,258,448)            --             --    (14,258,448)
                                                                          ------------   ------------   ------------   ------------
                                                                          $(19,699,395)  $ (9,998,526)  $ (5,000,000)  $ (2,715,882)
                                                                          ============   ============   ============   ============


                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the years ended December 31,

                                                                  2004          2003
                                                              ------------   ------------
Cash flows from operating activities:
Net loss ...................................................  $(14,258,448)  $ (5,073,252)
Adjustments to reconcile net loss to net cash
used in operating activities:
 Amortization of debt discount .............................       584,792          1,893
 Fair value of common shares issued in connection
  with debt settlement, in excess of pre-merger obligations      3,482,382              -
 Fair value of shares of common stock isued in payment of
  interest on promissory notes .............................       108,553              -
 Fair value of shares issued in connection with the failure
  to timely file the registration statement ................        37,963              -
 Loss on sale of property and equipment ....................             -         29,906
 Depreciation and amortization .............................        94,868         29,588
 Write-off of deposit on Focus Focus.com ...................             -        100,000
 Amortization of deferred financing costs ..................       197,675          3,412
 Fair value of stock options issued to employees and
  consultants for services rendered ........................     1,432,701      2,414,388
 Common stock issued to consultants for services rendered ..       134,125        153,000
 Fair value of common stock issued in connection with
  note payable .............................................       194,000              -
 Fair value of shares issued in connection with settlement
  with stockholders ........................................     2,775,000              -
Changes in operating assets and liabilities
 Due from related party ....................................        23,400        (23,400)
 Prepaid expenses and other current assets .................         4,000         41,633
 Deposit ...................................................       (25,000)             -
 Accounts payable and accrued expenses .....................       143,693        168,287
 Other assets ..............................................       (34,073)             -
 Other long-term liability .................................             -          6,426
 Accrued interest on convertible promissory notes ..........        44,451              -
                                                              ------------   ------------

Net cash used in operating activities ......................    (5,059,918)    (2,148,119)
                                                              ------------   ------------
Cash flows from investing activities:
 Proceeds from sale of property and equipment ..............             -         60,073
 Changes in other assets ...................................             -         (2,228)
 Cash acquired from merger .................................        16,196              -
 Purchase of marketable securities .........................       (70,125)             -
 Purchase of note receivable ...............................       (85,000)             -
 Website development costs .................................             -        (35,000)
 Purchases of property and equipment .......................      (129,338)       (96,369)
                                                              ------------   ------------

Net cash used in investing activities ......................      (268,267)       (73,524)
                                                              ------------   ------------
Cash flows from financing activities:
 Change in bank overdraft ..................................             -         (6,950)
 Principal repayments on lease obligations .................        (9,730)        (4,675)
 Proceeds from issuance of convertible promissory notes ....     1,752,276        708,067
 Proceeds from exercise of stock options ...................           750        325,000
 Advances from stockholders ................................       215,000         15,000
 Collection of stock subscription receivable ...............             -         81,000
 Proceeds from issuance of common stock ....................     6,068,982      1,232,875
 Payments of convertible promissory notes ..................      (381,250)             -
 Payments of financing costs-issuance of common stock ......      (229,000)             -
 Payments of deferred financing costs ......................      (247,772)       (53,838)
 Payments of notes payable .................................      (250,000)             -
                                                              ------------   ------------

Net cash provided by financing activities ..................     6,919,256      2,296,479
                                                              ------------   ------------

Increase in cash ...........................................     1,591,071         74,836

Cash, beginning of year ....................................        80,702          5,866
                                                              ------------   ------------

Cash, end of year ..........................................  $  1,671,773   $     80,702
                                                              ============   ============
                                                                      (CONTINUED)

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the years ended December 31,

                                                                  2004          2003
                                                              ------------   ------------
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest ....................  $     18,768   $          -
                                                              ============   ============

 Cash paid during the year for taxes .......................  $          -   $          -
                                                              ============   ============
Supplemental schedule of non-cash financing and
 investing activities:
Purchase of property and equipment
 financed by capitalized lease obligations .................  $          -   $     31,903
                                                              ============   ============
Fair value of warrants issued in connection with the
 issuance of the convertible notes and corresponding
 debt discount .............................................  $    760,290   $     25,551
                                                              ============   ============
Fair value of warrants issued to placement
 agent in connection with the issuance of the
 convertible notes and corresponding increase
 in deferred financing costs ...............................  $          -   $     51,101
                                                              ============   ============
Advance from a shareholder converted into an exercise
 of stock options ..........................................  $    187,500   $          -
                                                              ============   ============
Advances from a shareholder converted into convertible
 promissory notes ..........................................  $     40,000   $          -
                                                              ============   ============
Beneficial feature resulting from issuance of
 convertible promissory notes and corresponding
 debt discount .............................................  $    588,983   $          -
                                                              ============   ============
Fair value of issuance of common stock in
 connection with the setllement of pre-merger obligations ..  $    544,368   $          -
                                                              ============   ============
Fair value of shares issued to partially satisfy convertible
 promissory notes ..........................................  $     60,000   $          -
                                                              ============   ============
Exchange of shares for restricted investment ...............  $ 11,823,528   $          -
                                                              ============   ============
Fair value of puts granted upon issuance of common stock ...  $  5,000,000   $          -
                                                              ============   ============

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

Newport International Group, Inc. (the "Company") was a development stage company incorporated in Delaware in December 1999. During February 2004, the Company acquired GrassRoots Communications, Inc. ("GrassRoots"). The Company sells web-based conferencing services to business professionals, small office and home office companies, and small to medium sized businesses. The Company's product centers on web-based collaborative tools for small-business professionals and features document and application sharing in a collaborative environment. Included in the web-conferencing is the ability to communicate with participants using voice over Internet and video viewing. The product also includes the ability to collaborate via a whiteboard application to annotate drawings and pictures.

The acquisition of GrassRoots was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as GrassRoots as the acquiror. The results of operations discussed below represent the operations of GrassRoots through February 9, 2004. The results of operations subsequent to that date reflect the consolidated operations of GrassRoots and the Company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

The accompanying financial statements have been prepared on a going concern basis. The Company has generated minimal revenue since its inception on June 12, 2002, has incurred net losses of approximately $20 million. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ENTERPRISE

The Company's planned principal operations commenced during 2004 with the launching of its GRC family of products. Accordingly, the Company's activities are no longer accounted for as those of a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS")No. 7, ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the valuation of stock-based instruments granted to noteholders and consultants. Actual results will differ from these estimates.

LOSS PER SHARE

Loss per share is based on the weighted average number of common shares outstanding. The outstanding warrants and stock options amounting to 3,911,876 and 6,574,333, respectively, as of December 31, 2004, are excluded from the loss per share computation due to their antidilutive effect. The weighted average number of common shares used in the computation of net loss per share for 2003 has been retroactively adjusted to reflect a 20 for 1 reverse stock-split which occurred in October 2003.

RISKS AND UNCERTAINTIES

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. During 2004, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's cash and cash equivalents, accounts payable and accrued expenses and due to stockholder approximate their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the convertible notes approximates the estimated fair value for these financial instruments as management believes that such convertible notes constitutes substantially all of the Company's debt and the interest payable on the convertible notes approximates the Company's incremental borrowing rate.

INVESTMENT IN EQUITY SECURITIES

The Company holds 6,484,840 shares of a United Kingdom Corporation (the "Investee") pursuant to a stock-exchange agreement whereby the Company issued 5,882,352 of its shares of common stock in exchange for the Investee's stock. At the time of issuance, the Company recorded the cost of the investment at the market value of the shares exchanged of approximately $11.8 million.

The Company holds 3,242,420 shares of the Investee in an escrow account which may not be released without the the Investee's permission until July 2006. If the average of the closing bid prices per share of the Company's common stock during the 10 trading days immediately preceding July 30, 2006 ("Average Closing Bid Price") is below $2.01, the Investee will repurchase a proportion of the its shares held in escrow at a price of $0.02 per share. The proportion to be repurchased is computed using the difference between $2.01 and the Average Closing Bid Price as the numerator and $2.01 as the denominator. Until these shares are released from escrow, the Company accounts for the value attributable to such shares as restricted investment in marketable securities and is presented as an asset.

The Company holds 3,242,420 shares of the Investee as collateral for the Company's possible obligation to repurchase 2,500,000 shares it has issued in a private placement during November 2004.

The decrease in the carrying and the fair value of this investment of approximately $10 million as of December 31, 2004 has been recorded as other comprehensive loss in stockholders' deficit.

COMPREHENSIVE LOSS

Comprehensive loss is defined as a change in equity during the period from transactions and other events and circumstances from non-owner resources. Included in this category is the change resulting from the difference between the carrying value and the market value of the restricted investment in equity securities amounting to approximately $10.0 million as of December 31, 2004.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The Company believes that the current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no software development costs have been capitalized as of December 31, 2004.

PROPERTY AND EQUIPMENT

Property and equipment, which primarily consists of office equipment and computer software, are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other income (expense) in the accompanying statements of operations.

DEFERRED FINANCING COSTS

Deferred financing costs represent costs incurred in connection with the issuance of the convertible promissory notes. Deferred financing costs are being amortized over the terms of the related debt agreements, which range between one to two years.

STOCK-BASED COMPENSATION

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and EITF Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. The disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

The Company has adopted the disclosure requirements of SFAS No. 148 effective January 1, 2003. The adoption of this standard did not have a significant impact on the Company's financial condition or operating results.

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25. As permitted by SFAS No. 123, as amended by SFAS No. 148, the Company has chosen to continue to account for its employee stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123, as amended by SFAS No. 148. Had employee stock based compensation cost been determined using the fair value method the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                                                        2004            2003
                                                    ------------   ------------

Net loss as reported .............................  $(14,258,448)  $ (5,073,252)
Add:
  Stock-based compensation expense included in
   reported net loss, net of related tax effects .       858,994        745,625
Deduct:
  Total stock-based compensation expense
   under fair value based method for all awards,
   net of related tax effects ....................    (2,801,417)      (747,043)
                                                    ------------   ------------

Pro forma net loss ...............................  $(16,200,871)  $ (5,074,670)
                                                    ============   ============

The pro forma amounts reflected above may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense as the options vest and additional options may be granted in future years.

The fair value of the options granted during 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.0-4.0%; stock volatility of .42 to 1.51; no dividends; estimated life of 36-48 months; and no dividend expected during the term.

The fair value of the options granted during 2003 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 2.11%; no stock volatility; no dividends; estimated life of 36 months; and no dividend expected during the term.

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2005. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS

As a result of a normal periodic review of its financial statements by the staff of the Securities and Exchange Commission, and after reviewing certain accounting principles we have applied in previously issued financial statements, management has determined, on September 27, 2005, that the Company's restricted investment in marketable securities should have been classified as an asset. Previously, the Company presented its restricted investment in marketable securities as an element of the stockholders' deficit. Consequently, management is restating its annual financial statements as of December 31, 2004 and for the year then ended. The change in presentation of the Company's restricted investment in marketable securities has for effect to increase the assets and decrease the stockholders' deficit by $912,501 as of December 31, 2004. The change in presentation of the Company's restricted investment in marketable securities does not have any impact on the Company's consolidated statement of operations, earnings per share, and consolidated statement of cash flows for the year ended December 31, 2004.

NOTE 4 - DEPOSIT

During 2004, the Company made a refundable deposit of $25,000 to an Internet service provider in contemplation of an acquisition. The acquisition did not materialize. The Internet service provider has refused to refund the deposit to date. The Company is actively pursuing the collection of this deposit and believes it will be successful in its efforts. Accordingly, no allowance has been provided in the accompanying financial statements.

NOTE 5 - MARKETABLE SECURITY HELD FOR SALE

During 2004, the Company has invested approximately $64,000 in equities of a U.S. publicly-traded company. The fair value of the marketable security, based on available quoted prices, amounted to approximately $69,000 at December 31, 2004. The increase in fair value during 2004 of approximately $5,000 has been recorded as other income in the accompanying consolidated statement of operations.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - NOTE RECEIVABLE

During 2004, the Company has invested $85,000 in a note issued by a U.S. publicly-traded company. The note is secured by substantially all assets of the issuer. The note bears interest at 7% and matures in January 2005. The Company has received the principal and accrued interest in January 2005. Accrued interest of $1,200 as of December 31, 2004 is included in the note receivable in the accompanying balance sheet.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2004:

Computer equipment and software ...........................           $  94,338
Furniture and fixtures ....................................              44,440
                                                                      ---------
                                                                        138,778
Less accumulated depreciation .............................             (28,124)
                                                                      ---------
                                                                      $ 110,654

Depreciation expense amounted to approximately $59,000 and $30,000 during 2004 and 2003, respectively.

NOTE 8 - CONVERTIBLE PROMISSORY NOTES

Convertible promissory notes consist of the following as of December 31, 2004:

                                                                    ------------
                                                                    December 31,
                                                                       2004
                                                                    ------------
8% Convertible promissory notes, bearing interest at 8% per
annum, maturing on March 1, 2006. Interest payable March 31,
2004 and every quarter thereafter either in cash or common
stock. Interest paid in common stock is convertible using
the 10-day average closing bid of the stock prior to the end of the quarter. Each occurrence of interest not paid within
30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and
the exercise price of the related warrants. The promissory
notes are convertible at any time at the option of the
holder, into shares of common stock at a rate of $0.75 ...........   $1,734,093

Less:  unamortized discount ......................................     (681,660)
                                                                     ----------
Convertible promissory notes-long-term ...........................   $1,052,433
                                                                     ==========

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE PROMISSORY NOTES (continued)

10% Convertible promissory notes, bearing interest at 10%
per annum, maturingbetween May and August 2005. Interest
payable in cash September 1, 2004 andevery quarter
thereafter. The promissory notes are convertible into shares of common stock at a rate of $2.00. Secured by the
intangible assets of the Company .................................   $  325,000

Less: unamortized discount .......................................     (106,477)

Convertible promissory notes-short term ..........................   $  218,523
                                                                     ===========

In connection with the issuance of the 8% convertible promissory notes, the Company issued 1,501,875 warrants to purchase common stock of the Company at an exercise price of $1.25 per share during 2004. The warrants are exercisable for a period of five years. The fair value of the warrants at the date of issuance of approximately $366,000 has been recorded as a debt discount. The debt discount is amortized over two years using the imputed interest rate method.

In connection with the issuance of the 10% convertible promissory notes, the Company issued 332,500 warrants to purchase common stock of the Company at an exercise price of $1.25 per share during 2004. The warrants are exercisable for a period of five years. The fair value of the warrants at the date of issuance of approximately $394,000 has been recorded as a debt discount. The debt discount is amortized over one year using the imputed interest rate method.

The Company used the following assumptions to value the warrants issued during 2004: risk-free interest rate: 3.0%-3.81%; volatility of .42 -1.51; estimated life of 5 years; and no dividend expected during the term.

The convertible rates for the 8% convertible promissory notes interest accrued during 2004 ranged between $1.79 and $2.83 per share. The Company issued 48,921 shares in connection with the payment of interest on the 8% convertible promissory notes during 2004. The fair value of such shares amounted to approximately $109,000. Furthermore, the Company issued 18,719 shares in January 2005 in connection with the payment of accrued interest of $34,967 as of December 31, 2004.

The Company paid interest of approximately $19,000 in connection with the 10% convertible promissory notes.

During 2004, the Company received $1,126,335 and $665,000 in consideration for the issuance of the 8% convertible promissory notes and 10% convertible promissory notes,

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE PROMISSORY NOTES (continued)

respectively. Additionally, the Company made principal repayments of $101,250 and $340,000 on the 8% Convertible promissory notes and 10% Convertible promissory notes, respectively.

In the event the Company issues any shares of its common stock or issues any options, warrants, convertible preferred stock or convertible debt issuable or convertible into common stock of the Company at an exercise price or conversion price per share less than $0.75 per share within two years following the closing of the Follow-on Financing , then the exercise price of the warrants issued pursuant to the Follow-on Financing will reset to such lower price.

The Company has the right to call all of the 8% Convertible promissory notes and 10% convertible promissory notes warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 business days. The Company may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

In connection with the issuance of the Convertible Promissory Notes, the Company paid approximately $248,000 and issued 425,000 warrants to the placement agent during 2004. One of the Company's director is one of the Managing Directors of the placement agent. The warrants issued to the placement agent were valued at approximately $51,000. The Company has recorded the placement agent fee in deferred financing costs as of December 31, 2004 and amortizes these costs over one to two years, which corresponds to the respective terms of the Convertible Promissory Notes.

Amortization of the debt discount and amortization of the deferred financing costs amounted to approximately $585,000 and $198,000, respectively, during 2004 and are included in interest expense in the accompanying consolidated statements of operations.

Accrued interest on the Convertible Promissory Notes amounted to approximately $38,000 as of December 31, 2004.

In accordance with EITF Issue No.00-27,"Application of Issue No. 98-5, Accounting for convertible securities with beneficial conversion features of contingently adjustable conversion ratios, to certain convertible instruments", the Company recorded a beneficial conversion feature related to the 8% Convertible promissory notes. Under the terms of these notes, the intrinsic value of the beneficial conversion feature was calculated assuming that the conversion date was the same as the

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE PROMISSORY NOTES (continued)

issue date. During 2004, the beneficial conversion feature amounted to approximately $589,000. This beneficial conversion feature is reflected in the accompanying consolidated financial statements as additional paid-in capital and corresponding debt discount.

NOTE 9 - CAPITALIZED LEASE OBLIGATIONS

The Company leases certain computer software under a capital lease that expires in July 2006. The lease provides for monthly payments of $976 at an implicit interest rate of 9% per annum. The assets and liabilities under the capital lease are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. The asset is depreciated over its estimated useful life.

The schedule of future minimum payments under capital lease is as follows:

         Years Ending
         December 31,

              2005 ..................................         $ 11,711
              2006 ..................................            6,832
                                                              --------
                                                                18,543
         Less: imputed interest .....................           (1,045)
                                                              --------
                                                                17,498
         Less: current portion ......................           (6,932)
                                                              --------
         Long-term portion ..........................         $ 10,566
                                                              ========

NOTE 10 - STOCKHOLDERS' DEFICIT

ISSUANCE OF COMMON STOCK PURSUANT TO THE MERGER BETWEEN THE COMPANY AND
GRASSROOTS

During February 2004, the Company merged with GrassRoots. At the effective time of the merger, the stockholders of the GrassRoots exchanged their securities for approximately 12,300,000 shares of Newport's restricted common stock, representing approximately 93% of the common stock of Newport at that time. The Company had 1,009,112 outstanding shares of common stock immediately preceding the merger.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' DEFICIT (continued)

ISSUANCE OF COMMON STOCK PURSUANT TO A SETTLEMENT OF DEBT

During February 2004, pursuant to a notification of default by the holder, the Company settled its outstanding notes to a stockholder, its affiliated entity and other participants. In connection with the settlement of all debt (the $370,000 convertible debenture and the $10,000 loan along with the related accrued loan premium of $100,000 and accrued interest of $158,368 due to a stockholder, and the loan of $100,000 along with the accrued loan premium of $50,000 and accrued interest of $6,000 to an affiliated entity), the Company disbursed $250,000 in cash and 1,365,000 shares of common stock, and 530,000 shares of common stock were returned to the Company for cancellation, which generated an interest expense of approximately $3.5 million during 2004.

ISSUANCE OF COMMON STOCK PURSUANT TO SERVICES PERFORMED

During May 2004, the Company issued 72,500 shares of common stock to vendors for services performed. The fair value of such shares amounted to approximately $134,000 and has been recorded as selling general and administrative expenses.

ISSUANCE OF COMMON STOCK PURSUANT TO THE PAYMENT OF INTEREST ON THE CONVERTIBLE DEBT

The Company issued 48,921 shares in connection with the payment of interest on the 8% convertible promissory notes during 2004. The fair value of such shares amounted to approximately $109,000. Furthermore, the Company issued 18,719 shares in January 2005 in connection with the payment of accrued interest of $34,967 as of December 31, 2004.

ISSUANCE OF COMMON STOCK PURSUANT TO FINANCING PROVIDED BY A RESELLER

During May 2004, the Company entered in a distribution agreement with a reseller. The agreement, provided for, among other things a minimum advance of $250,000 from the reseller to the Company. The advance bears interest at 8% a year and matures in May 2005. The agreement also provided for the issuance of 100,000 shares of common stock to the reseller. The fair value of the shares issued in connection with this agreement amounted to approximately $194,000. The Company has received $125,000 to date and has cancelled this agreement during July 2004. The Company will reimburse the amount received to date and has

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' DEFICIT (continued)

cancelled the shares issued to the reseller. The amount received is recorded as accrued expense in the accompanying balance sheet. The fair value of the shares issued has been recorded as interest expense in the accompanying consolidated financial statements.

ISSUANCE OF COMMON STOCK PURSUANT TO A STOCK-EXCHANGE AGREEMENT

In July 2004, the Company issued 5,882,352 shares of its common stock in exchange for 6,484,840 shares of the Investee's common stock. Approximately 3,250,000 shares of the Investee will remain in an escrow account for up to two years, during which time the Company may not dispose of the Investee's shares without the Investee's authorization. The investment has been recorded by the Company at the fair value of its stock at the date of issuance. The agreement provides for, among other things, price protection provisions in the event the average of the ten closing bid prices per share (the "Average Bid Price") of the Company's common stock, as quoted on a stock exchange, the over-the-counter market or as appraised, during the ten trading days immediately preceding July 30, 2006 is below $2.01. If the Average Bid Price is below $2.01 at that time, a proportion of the shares of the Investee held in escrow will be returned to the Investee in the same ratio as the Average Bid Price is to $2.01.

The Company has entered into a consulting agreement with a third-party in connection with this transaction. Pursuant to this agreement, the Company committed to the following compensation for services rendered by the consultant:

      1) to transfer 877,500 shares of the Investee,

      2) to provide an option to the consultant whereby the Company agrees to repurchase all Investee's shares held by the consultant at $1.82 per share ("Option Price") by August 2005.

During 2004, the Company has paid approximately $1,600,000 in lieu of transferring 877,500 shares of the Investee to the consultant. The consideration paid to the consultant is included in the sales, general, and administrative expenses in the accompanying financial statements.

ISSUANCE OF COMMON STOCK PURSUANT TO A PRIVATE PLACEMENT

During 2004, the Company issued 4,500,000 shares of its common stock to two foreign investors generating proceeds of $6.1 million. The Company paid finders' fees of

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' DEFICIT (continued)

$229,000 to a third-party in connection with this transaction. The Company has also issued 562,500 warrants to the investors in connection with this transaction. The warrants are convertible at exercise prices ranging between $1.55 and $1.60 per share and expire five years from the date of issuance. The investor has the right to have the Company reacquire all or a portion of 2,000,000 and 2,500,000 shares purchased at a price of $1.25 and $1.00 per share, respectively, in the event the average price per share is less than $1.25 and $1.00, respectively, for a period of ten consecutive trading days during an option period commencing eight months after the effective date of the Company's registration statement and extending for a period of thirty-six months thereafter. Such puts, valued at $5,000,000 at December 31, 2004, are accounted as temporary equity in the accompanying balance sheet.

Shortly after the closing of this private placement, the foreign investors and the Company claimed that certain representations made by the both parties were inaccurate. In December 2004, the Company settled this matter amicably by issuing 1,500,000 shares to a third foreign investor. The value of the shares issued in connection with this settlement amounted to $2,775,000 and is included in other expenses.

INCREASE IN AUTHORIZED SHARES AND SHARES REGISTERED PURSUANT TO THE 2002 STOCK PLAN

In June 2004, the Company's Board of Directors approved, and a majority of the stockholders ratified, an amendment to the Certificate of Incorporation of Newport to increase the authorized common stock from 20,000,000 shares to 150,000,000 shares of common stock. Additionally, the Company's Board of Directors approved, and a majority of the stockholders ratified, the amendment to the Company's 2002 Stock Option and Stock Award Plan ("the 2002 Stock Plan") to increase the number of shares that can be issued pursuant to the 2002 Stock Plan from 1,000,0000 shares to 12,000,000 shares of common stock.

The Company's Board of Directors has authorized resolutions indicating that the Company has no intention and will not conduct its operations as an investment company within the meaning of the Investment Company Act of 1940.

ISSUANCE OF COMMON STOCK PURSUANT TO FAILURE TO TIMELY FILE REGISTRATION
STATEMENT

As of December 31, 2004, the Company issued 20,323 shares of common stock pursuant to its failure to timely file its registration statement. The fair value of such shares

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' DEFICIT (continued)

amounted to approximately $38,000 and is included in other expenses in the accompanying statement of operations.

NOTE 11 - STOCK OPTIONS AND WARRANTS

Warrants

During 2003, the Company issued 400,000 warrants to certain stockholders for the purchase of the Company's common stock at exercise prices ranging between $1.00 to $1.50 in connection with the offering of common stock. The warrants expired in 2003 unexercised.

During 2003, the Company issued 280,001 warrants to certain stockholders in connection with a private placement of common stock for the purchase of 280,001 shares of the Company's common stock, which are exercisable at $1.25 per share. Such warrants expire in October 2006.

In connection with the issuance of the Convertible Promissory Notes, during 2004 and 2003, the Company issued warrants to purchase a total of 1,449,375 and 1,545,000 shares of common stock, respectively. The exercise prices of such warrants range between $0.75 and $1.25 per share.

During 2004, the Company issued 562,500 warrants to certain stockholders in connection with a private placement of common stock for the purchase of the shares of the Company's common stock, which are exercisable at prices ranging from $1.55 to $1.60 per share. Such warrants expire in November 2009.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCK OPTIONS AND WARRANTS (continued)

A summary of the activity of the Company's outstanding warrants during 2004 and 2003 is as follows:
                                                                     Weighted
                                                                      Average
                                                       Warrants   Exercise Price

Outstanding, January 1, 2003                                  --       $  --
Granted                                                2,225,001        1.13
Exercised                                                     --         --
Expired                                                 (400,000)       1.25
                                                      ----------        ----
Outstanding and exercisable at December 31, 2003       1,825,001        1.11

Granted                                                2,086,875        1.15
Exercised                                                     --          --
Expired                                                       --          --
                                                      ----------        ----
Outstanding and exercisable at December 31, 2004       3,911,876       $1.13
                                                      ==========        ====

                                            Weighted Average
 Range of exercise   Warrants outstanding   Remaining          Weighted Average
 prices              and exercisable        ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
      $0.75               1,295,000                4.75            $0.75
       1.25               2,054,376                3.77             1.25
    1.50-1.60               562,500                4.83             1.58

The weighted average remaining contractual life of the terms of the warrants is
4.2 years.

Stock Options

In 2002, the Company adopted the 2002 Stock Plan under which stock awards or options to acquire shares of the Company's common stock may be granted to employees and non-employees of the Company. The Company has authorized 12,000,000 shares of the Company's common stock for grant under the 2002 Plan. The 2002 Plan is administered by the Board of Directors and permits the issuance of options for the purchase of up to the number of available shares outstanding. Options granted under the 2002 Plan vest in accordance with the terms established by the Company's stock option committee and generally terminates ten years after the date of issuance.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCK OPTIONS AND WARRANTS (continued)

A summary of the activity of the Company's stock option plan is presented below:

                                                                     Weighted
                                                                      Average
                                                   Options        Exercise Price

Outstanding, January 1, 2003                        287,500            $0.72
Granted                                           9,475,556             0.70
Exercised                                          (566,667)            0.57
Expired                                          (3,163,889)            0.34
                                                 ----------            -----
Outstanding at December 31, 2003                  6,032,500             0.91

Granted                                           2,132,000             1.97
Exercised                                          (187,500)            1.00
Expired                                          (1,402,667)            1.57
                                                 ----------            -----
Outstanding at December 31, 2004                  6,574,333            $1.51
                                                 ==========            =====

Exercisable at December 31, 2003                  4,227,709            $0.89
                                                 ==========            =====
Exercisable at December 31, 2004                  5,045,115            $1.65
                                                 ==========            =====

The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 2004, for selected exercise price ranges, is as follows:

Options outstanding:

                                            Weighted Average
 Range of exercise     Number of            Weighted Average
 prices                 options             ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
    $0.02              2,072,500                 8.06               $ 0.02
  0.50-0.75            1,187,500                 8.27                 0.51
  1.25-1.75            1,295,000                 9.46                 1.68
  1.85-2.9             2,019,333                 8.97                 2.11

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCK OPTIONS AND WARRANTS (continued)

Options exercisable:

                                            Weighted Average
 Range of exercise     Number of            Weighted Average
 prices                 options             ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
    $0.02              2,010,000                 8.06               $ 0.02
  0.50-0.75            1,185,417                 8.27                 0.51
  1.25-1.75              731,392                 9.25                 1.63
  1.85-2.9             1,118,306                 8.68                 2.01

The Company granted 940,000 and 7,445,765 options during 2004 and 2003, respectively, to purchase common stock to non-employees for services performed. The exercise prices of such options ranged from $1.25 to $1.75 during 2004 and ranged from $0.02 to $2.00 during 2003. As a result, the Company recorded consulting expense of approximately $570,000 and $1.7 million during 2004 and 2003, respectively, in accordance with SFAS No.123. Such consulting expenses are included in selling, general, and administrative expenses in the accompanying statement of operations.

The fair value of the options granted during 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.0-4.0%; stock volatility of .42 to 1.51; no dividends; estimated life of 36-48 months; and no dividend expected during the term.

The fair value of the options granted during 2003 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 2.11%; no stock volatility; no dividends; estimated life of 36 months; and no dividend expected during the term.

The Company issued 290,000 and 1,525,000 options with below market exercise prices during 2004 and 2003, respectively. The issuance of such options to employees resulted in compensation expense pursuant to APB Opinion No. 25 amounting to approximately $860,000 and $750,000 during 2004 and 2003, respectively.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, at December 31, 2004 are as follows:

                                                                        2004
                                                                        ----
Deferred tax assets:
Net operating loss carryforward ..........................          $ 4,410,000
Less valuation allowance .................................           (4,410,000)
                                                                    -----------
Total net deferred tax assets: ...........................            $       -
                                                                    ===========

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 4,410,000 at December 31, 2004 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during 2004 and 2003 was $2,330,000 and $1,810,000, respectively.

The Company has incurred net operating losses since inception. At December 31, 2004, the Company had a net operating loss carryforward amounting to approximately $11.4 million for U.S. tax purposes that expire in various amounts through 2024. The Company has had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during 2004 and 2003, respectively, is as follows:
                                                              2004      2003
                                                              ----      ----
Tax at U.S. statutory rate: ...........................       35.0%     35.0%
State tax rate, net of federal benefits ...............        6.0       6.0
Change in valuation allowance .........................      (41.0)    (41.0)
                                                              ----      ----
Effective tax rate ....................................        0.0%      0.0%
                                                              ====      ====

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES

LITIGATION

On January 6, 2003, the Company entered into a stock purchase agreement (the "Agreement") with Focus Focus.com, Inc. ("Focus Focus") to purchase all of the issued and outstanding capital stock of Focus Focus for cash of $150,000 and promissory notes payable for $1,560,000. In May 2003, the Company received a letter from counsel for the former owners of Focus Focus advising the Company that it was in breach of the Agreement and promissory notes for failing to make scheduled monthly payments. Shortly thereafter, the Company returned the acquired assets and the Focus Focus stock to the former owners of Focus Focus.

In connection with the Agreement, the Company entered into three-month consulting agreements with the former owners of Focus Focus to perform certain consulting services for the Company. As consideration for the services rendered, the Company granted options to purchase 500,000 shares of the Company's common stock, which had an exercise price of $0.02 per share, and vested immediately. The Company contends that the former owners of Focus Focus did not perform under these consulting agreements, and accordingly, cancelled the options and recorded no consulting expense in the 2004 and 2003 accompanying financial statements, respectively.

No litigation has been filed by either party. However, in December 2004, the Company has received notice from the counsel of the former owners of Focus Focus that they are entitled to the options initially granted by the Company. The Company believes that this claim is without merit.

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of any such matter will have a material effect on the Company's financial position or results of operations.

OPERATING LEASES

The Company leases its office facilities under noncancelable operating leases, which require monthly payments ranging from $2,615 to $5,154 and expire at various dates through 2009. Additionally, the Company subleases an office facility in Irvine, Southern California to an unrelated entity. The sublease agreement provides for monthly rent charges of approximately $3,200 through December 2005. Base rent expense, net of sublease income of approximately $38,400 and $16,000 in 2004 and 2003, respectively, amounted to approximately $78,000 and $54,000 during 2004 and 2003, respectively.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

On February 16, 2004, the Company entered into a 39-month non-cancelable lease for a 4,150 square foot office facility in Phoenix, Arizona, which commences March 1, 2004. Under the terms of the lease, the Company is required to pay initial monthly base rent of $2,615, plus common area, insurance and property tax expenses. The base rent will be adjusted annually based on the Consumer Price Index ("CPI").

On March 12, 2004, the Company entered into a 5-year non-cancelable lease for a 4,160 square foot office facility in Palm Desert, California to replace its existing corporate facility. The lease requires the Company to pay initial monthly base rent of $5,154, plus common area, insurance and property tax expenses. The base rent will be adjusted annually based on CPI. The lease is set to commence on April 1, 2004.

Future annual minimum payments, net of sublease income, required under operating lease obligations at December 31, 2004 are as follows:

                               Future Minimum      Sublease        Net Minimum
                               Lease Payments       Income       Lease Payments
                               --------------      --------      --------------
   2005                        $  131,628           $38,400          $93,228
   2006                            93,228              -              93,228
   2007                            74,923              -              74,923
   2008                            61,848              -              61,848
   2009 and thereafter             15,462              -              15,462


POTENTIAL REGISTRATION PENALTIES

In connection with its recently completed private placement, the Company may have to issue additional shares if it fails to meet certain deadlines, such as not filing a registration statement or if its registration is not effective within 45 days and 135 days of the final closing date, respectively. The final closing date was November 2, 2004. The additional shares of common stock to be issued amount to 45,000 per month after the failure of meeting such deadlines, until the registration statement is filed or effective.

In January 2005, the Company issued 45,000 shares of its common stock pursuant to its failure for filing a registration statement within the time prescribed by its recently completed private placement.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

EMPLOYMENT CONTRACT

The Company has entered in an employment agreement with its chief executive officer which expires in December 2005 and is renewable for additional 3-year term. The employment agreement provides for an annual base salary of $218,000. The Company has the obligation to pay the chief executive officer's compensation through December 31, 2005 in the event 1)it terminates the employment without cause, 2) of the death of the chief executive officer, and 3) of the consummation of a merger or disposition of substantially all assets of the Company.

NOTE 14 - RELATED PARTY TRANSACTIONS

At December 31, 2003, the Company had advanced $23,400 to a majority stockholder and an officer of the Company. During 2004, the Company paid $113,054 of personal expenses on behalf of the majority stockholder and officer. The majority stockholder and officer repaid $136,454 to the Company during 2004. There is no remaining amount due from such advances as of December 31, 2004.

In September 2003, a stockholder advanced $15,000 to the Company. The advance does not bear interest and is payable on demand.

In May 2004, a stockholder advanced $175,000 to the Company. In August 2004, the stockholder converted the advance into the exercise of 150,000 stock options at a price of $1.25. The Company also paid $12,500 of interest in connection with the advance. There is no outstanding amount due to the stockholder as of December 31, 2004.

In May 2004, a stockholder advanced $40,000 to the Company. In August 2004, the stockholder converted the advance into 10% convertible promissory notes. The advance did not bear interest. There is no outstanding amount due to the stockholder under this advance as of December 31, 2004.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SUBSEQUENT EVENTS

In January 2005, the Company has satisfied its obligations under three 10% convertible promissory notes amounting to $75,000 by issuing 15,000 shares of its common stock and paying in aggregate $52,500 to the note holders.

In January 2005, the Company issued 45,000 shares of its common stock pursuant to its failure for filing a registration statement within the time prescribed by its recently completed private placement.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary.......................... 2
Risk Factors................................ 2
Cautionary Statements Regarding
Forward-Looking Information................. 12
Market for Common Equity and Related
Stockholder Matters......................... 12       NEWPORT INTERNATIONAL
Selected Consolidated Financial Data........ 14            GROUP, INC.
Capitalization.............................. 14
Use of Proceeds............................. 15
Management's Discussion and                                PROSPECTUS
  Analysis or Plan of Operation............. 15
Our Business................................ 28
Management.................................. 37
Certain Relationships and
  Related Transactions...................... 45         November 14, 2005
Principal Stockholders...................... 46
Description of Securities................... 48
Selling Security Holders.................... 51         11,155,174 Shares
Plan of Distribution ....................... 54          of Common Stock
Shares Eligible for Future Sale............. 56
Legal Matters............................... 57
Experts..................................... 57
Additional Information...................... 57
Financial Statements........................ F-1